UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 31, 2005

Clearant, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-32885	91-2190195
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

11111 Santa Monica Boulevard, Suite 650 Los Angeles, CA	90025

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (310) 479-4570

Bliss Essentials Corp.
5050 Kingsway, 2nd Floor
Burnaby, B.C., Canada V5H 4H2

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

     On March 31, 2005, we entered into a Merger Agreement with Clearant, Inc., a Delaware corporation (“Clearant”), pursuant to which a newly-created merger subsidiary merged with and into Clearant. Clearant survived and became our wholly-owned subsidiary. A copy of the Merger Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

     Clearant is a biotechnology company that acquires, develops and licenses the Clearant Process®, a pathogen inactivation technology for biological products such as:

•	Tissue allograft implants

•	Plasma therapies

•	Blood products

•	Recombinant products

     Clearant’s website is located at http://www.clearant.com. Information contained on Clearant’s website is not incorporated by reference into this report and you should not consider information on the website a part of this report.

     As a result of the merger, we have changed our name to Clearant, Inc., a Nevada corporation. Our common stock was listed for trading on the OTC Bulletin Board under the symbol BLSE. We anticipate that our common stock will be listed for trading on the OTC Bulletin Board under CUSIP number 184690 10 5 and a new trading symbol of CLRI.

Asset Purchase Agreement

     On March 31, 2005, we entered into an Asset Purchase Agreement with Thomas Gelfand, Howard Gelfand and Kathleen Rufh, who are our directors and collectively owned a majority of our outstanding shares of capital stock, pursuant to which they acquired substantially all of our operating assets and liabilities. A copy of the Asset Purchase Agreement is attached as Exhibit 10.2 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

     On March 31, 2005, we acquired all of the outstanding shares of capital stock of Clearant, in exchange of 25 million shares of our common stock. Clearant was incorporated as a California corporation on April 30, 1999, and reincorporated into Delaware on March 31, 2005.

     On March 31, 2005, we disposed of substantially all of the operating assets and liabilities of our existing soap business. Thomas Gelfand, Howard Gelfand and Kathleen Rufh, who are our directors and collectively owned a majority of our outstanding shares of capital stock, tendered to us for cancellation 8,470,000 shares of our common stock owned by them, assumed all of the liabilities and obligations associated with the soap business, and agreed to defend and indemnify us with respect to any claims related thereto. As a result, except for the business acquired pursuant to the Merger Agreement, we have substantially no assets, liabilities or operations.

     Since Clearant was the sole operating company as of the March 31, 2005 merger date, the merger with Clearant was accounted for as a reverse acquisition. Accordingly, Clearant’s financial statements will now reflect our financial results and operations on a carry over basis.

Item 3.02 Unregistered Sales of Equity Securities

     On March 31, 2005, we agreed to issue 25,000,000 shares of our common stock in exchange for all of the issued and outstanding shares of capital stock of Clearant in accordance with the Merger Agreement. The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering. Appropriate restrictive legends are affixed to the stock certificates issued in the transaction.

     On March 31, 2005, we agreed to issue an aggregate of 3,693,333 shares of our common stock at a price of $3.00 per share for gross proceeds of $11,080,000, in a private placement to approximately ten accredited investors. Approximately $2.8 million of the funding will be used to repay Clearant debt, and the balance will be used for working capital and general corporate purposes. The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering. Clearant entered into Subscription Agreements with each of the purchasers, substantially in the form of Exhibit 10.3 attached hereto and incorporated herein by reference. Each of the purchasers represented their intention to acquire the securities for their own account for investment purposes and not with a view to the distribution thereof other than in accordance with applicable law. All purchasers either received or had access to adequate information concerning the investment. Appropriate restrictive legends are affixed to the stock certificates issued in the transaction.

     Clearant also entered into Registration Rights Agreements with each of the purchasers, substantially in the form of Exhibit 10.4 attached hereto and incorporated herein by reference, pursuant to which the purchasers were granted customary demand registration rights, obligating Clearant to file a resale registration statement on Form S-3 for the purchased shares.

Item 4.01 Changes in Registrant’s Certifying Accountant

     Effective March 31, 2005, our Board of Directors terminated DeVisser Gray and appointed Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm.

     During our two most recent fiscal years, and the subsequent interim period through March 31, 2005, we did not consult with Singer Lewak regarding any of the matters or events set forth in Item 304(2)(2)(i) and (ii) of Regulation S-K.

     DeVisser Gray’s reports on our consolidated financial statements for each of the fiscal years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: As discussed in note 1 to the financial statements contained in our Form 10-KSB for the fiscal year ended December 31, 2004, we had no established source of revenue and were dependent on our ability to raise equity funds, which raised substantial doubt about our ability to continue as a going concern.

     In connection with the audits of the fiscal years ended December 31, 2004 and 2003 and the interim period through March 31, 2005, there have been no disagreements between us and DeVisser Gray on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of DeVisser Gray, would have caused it to make reference in connection with their opinion to the subject matter of the disagreements.

     We have provided DeVisser Gray with a copy of the foregoing disclosures, and requested that DeVisser Gray furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.

Item 5.01 Changes in Control of Registrant

     As of March 31, 2005, our board of directors currently consists of five members. Two of our directors, John Wehrle and Alain Delongchamp, were designated by Clearant pursuant to the Merger Agreement. Our remaining three directors, Messrs. Gelfand and Ms. Rufh, have resigned, effective ten days following the filing and distribution of an information statement pursuant to Rule 14f-1, and on that date Dr. Nolan Sigal, Dr. Hervé de Kergrohen and Richard A. Anderson, who were also designated by Clearant pursuant to the Merger Agreement, will take office as directors.

     On March 31, 2005, there were 19,299,350 shares of our common stock issued and outstanding. Pursuant to the Merger Agreement, we issued 25,000,000 shares of our common stock in exchange for all of the issued and outstanding shares of Clearant. Pursuant to the Asset Purchase Agreement, 8,470,000 shares of our common stock owned by Thomas Gelfand, Howard Gelfand and Kathleen Rufh were canceled. The new shares issued to the former stockholders of Clearant constitute approximately 70% of the 35,829,350 shares of our common stock now outstanding. As a result of these transactions, the following persons exercise control over the registrant:

	Shares of Common	Percent of Common
	Stock Beneficially	Stock Beneficially
Name	Owned (1)	Owned (1)
Terren S. Peizer (2)	4,865,441	13.6%
Biomedicine L.P. (3)	3,110,018	8.7%
Rock Creek Partners II, Ltd. (4)	2,191,837	6.1%
Affinity Ventures III, L.P.(5)	1,947,989	5.4%
John S. Wehrle (6)	1,419,665	4.0%
Richard A. Anderson (7)	263,000	*
Alain Delongchamp (8)	238,000	*
Nolan H. Sigal (9)	25,000	*
Hervé de Kergrohen (10)	12,500	*
Donald J. Lewis	-	*

*	Represents less than 1% of the Common Stock beneficially owned at March 31, 2005.

Notes to Beneficial Ownership Table:

(1)	Applicable percentage ownership is based on 35,829,350 shares of Common Stock outstanding at March 31, 2005. The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the Securities and Exchange Commission, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right.

(2)	Includes (i) 3,886,869, 250,000 and 204,572 shares of Common Stock held of record by Bowmore, LLC, Reserva, LLC and Porfidio, LLC, respectively, each of which is directly or indirectly owned by Mr. Peizer and (ii) outstanding options issued, vested and exercisable within 60 days of March 31, 2005 to purchase an aggregate 524,000 shares of Common Stock.

(3)	Includes a warrant to purchase 224,589 shares of Common Stock that expires on March 31, 2007.

(4)	Includes a warrant to purchase 157,646 shares of Common Stock that expires on March 31, 2007.

(5)	Includes a warrant to purchase 159,083 shares of Common Stock that expires on March 31, 2007.

(6)	Includes (i) 1,399,957 shares of Common Stock held of record by CFG Funding, LLC and (ii) a warrant to purchase 19,698 shares of Common Stock that expires on March 31, 2007. Mr. Wehrle is a manager of CFG Funding, LLC.

(7)	Includes outstanding options issued, vested and exercisable within 60 days of March 31, 2005 to purchase an aggregate 263,000 shares of Common Stock.

(8)	Includes outstanding options issued, vested and exercisable within 60 days of March 31, 2005 to purchase an aggregate 238,000 shares of Common Stock.

(9)	Includes outstanding options issued, vested and exercisable within 60 days of March 31, 2005 to purchase an aggregate 25,000 shares of Common Stock.

(10)	Includes outstanding options issued, vested and exercisable within 60 days of March 31, 2005 to purchase an aggregate 12,500 shares of Common Stock.

Item 5.02 Resignation of Principal Officers; Appointment of Principal Officers; Election of Directors

     (b) Resignation of Principal Officers and Directors

     On March 31, 2005, Thomas Gelfand resigned as our Chief Executive Officer and President, Howard Gelfand resigned as our Secretary, Treasurer and Chief Financial Officer, and Kathleen Rufh resigned as our Vice President.

     Effective ten days from the filing and distribution to our stockholders of an information statement pursuant to Rule 14f-1, Messrs. Gelfand and Ms. Rufh will resign from our board of directors.

(c) Appointment of Principal Officers

     On March 31, 2005, we appointed Alain Delongchamp as our Chief Executive Officer and Donald J. Lewis as our Chief Financial Officer. We do not have employment agreements with either of them.

     Alain Delongchamp has served as Clearant’s Chief Executive Officer since February 2005, served as Chief Financial Officer from January 2001 to February 2005, and has served a director since January 2001. From 1996 to January 2001, Mr. Delongchamp held several titles at Aventis Behring, most recently Senior Vice President of Commercial Operations, and Vice President, General Manager and Vice President, Global Strategic Marketing. While at Aventis Behring, Mr. Delongchamp was responsible for their $400 million American Marketing & Sales Division, including developing and implementing long- and short-term product strategies for all therapeutic products. From 1994 to 1996, Mr. Delongchamp served as Senior Director of Marketing at Sanofi Winthrop Pharmaceuticals.

     Donald J. Lewis, CPA, joined Clearant as Chief Financial Officer in March 2005. From July 2003 to March 2005, Mr. Lewis provided financial leadership through consulting arrangements to troubled companies, including American Flyer Bicycle (manufacturing and distribution), Costa Macaroni Manufacturing (food manufacturing), , Metric Machining (parts manufacturing), Morrison & Burke (commercial printing), Sienna (food brokage), L’Koral Industries (garment manufacturing). From April 2004 to June 2004, he served as Chief Financial Officer and managed the sale of the operating assets for Checkmate Staffing, Inc. which had previously filed for Chapter 11 bankruptcy in December 2003. From 2001 through May 2003, Mr. Lewis served as Chief Financial Officer and Chief Operating Officer of Applause, LLC, a designer and distributor of plush toys and gifts. From 1998 through May 2001, Mr. Lewis served as the Senior Vice President and Chief Financial Officer, and Board Member of Global Health Sciences, Inc, a $250 million publicly-held designer & manufacturer of nutritional products. Global Health Sciences filed for Chapter 11 bankruptcy in January 2001. Mr. Lewis managed all financial and legal aspects of the bankruptcy and the sale of the company to a strategic buyer.

     (d) Election of Directors

     On March 31, 2005, we appointed Mr. Delongchamp and John Werle to our board of directors.

     Effective ten days from the filing and distribution to our stockholders of an information statement pursuant to Rule 14f-1, Dr. Nolan Sigal, Dr. Hervé de Kergrohen and Richard A. Anderson will take office as our directors.

     John Wehrle has served on Clearant’s Board of Directors since August 2004 and has been its chairman of the Board since October 2004. Mr. Wehrle is currently a Managing Partner in Gryphon Investments and a Partner in Acartha Group, LLC. Gryphon Investments is the general partner of Gryphon Holdings, L.P. (1999) and Gryphon Holdings II, LLP (2000), St. Louis-based private equity funds focused on investments in development and market stage applied technology opportunities. Gryphon Holdings was an investor and participant in the public offerings of Scient (SCNT) and Interworld (INTW). More recently, Acartha Group, founded in 2003 as an alternative asset manager, was an investor and participant in the public offering of Kanbay International (KBAY). Prior to 1999, Mr. Wehrle was President and Chief Executive Officer of Heartland Capital Partners, L.P., a Dallas-based private equity fund, from July 1997 through September 1998. Prior thereto, Mr. Wehrle served as Managing Director and Head of Mergers and Acquisitions for A.G. Edwards & Sons, Inc. from July 1994 to July 1997. From 1989 to 1994, Mr. Wehrle was a Vice President of The Dyson-Kissner-Moran Corporation, a New York-based holding company engaged in the leveraged acquisition and development of portfolio companies. Prior thereto, Mr. Wehrle served as a Managing Director of the Chase Manhattan Bank, N.A. from 1986 to 1989 where he led a structured finance group, participating in the majority of LBO transactions financed by Chase Manhattan Bank during this period. Mr. Wehrle is currently a Director and Chairman of the Audit Committee of Consolidated Delivery & Logistics, Inc. (CDV), a New Jersey-based same day delivery and logistics concern and is a director of several Gryphon Investments investee companies. Mr. Wehrle was associated with Touche Ross & Co. (St. Louis) and Price Waterhouse (New York and London) from 1977 to 1986. He is a graduate of Washington University in St. Louis and the St. Louis University School of Law.

     Nolan H. Sigal, M.D., Ph.D., has served as a director of Clearant since June 2002. Dr. Sigal is currently President of Trellis Bioscience, Inc. in South San Francisco, CA, a biotechnology company focused on cellular informatics and novel antibody detection technology. From 2000 through 2002, Dr. Sigal served as Executive Vice President, Research and Development, and Chief Scientific Officer at Cytokinetics, Inc. (CYTK), a biotechnology company. From 1994 to 1999, Dr. Sigal served as Senior Vice President, Drug Discovery for Pharmacopeia, Inc. (PCOP), where he was a founder and Pharmacopeia’s Vice President of Biology. From 1984 through 1994, Dr. Sigal held several scientific and management positions with Merck & Company Inc., including Executive Director of Immunology Research where he was responsible for the development of novel therapies for autoimmune diseases and allograft rejection. Dr. Sigal is the author of over 100 publications and several patents.

     Dr. Hervé de Kergrohen has served as a director of Clearant since December 2001. Since August 2002, Dr. de Kergrohen has been a partner with the European venture capital firm CDC Ixis Innovation in Paris, and an advisor to several financial institutions, including Lombard Odier Darier Hentsch & Cie, in Geneva, and Global Biomedical Partners, in Zurich. Since 2001, he has been Chairman of BioData, an international healthcare conference in Geneva. Dr. de Kergrohen sits on several boards of U.S. and European private health care companies, including the Swiss company Kuros BioSurgery and Bioring SA (since 2003), and the French company Exonhit and Entomed (since 2002). From 1999 to 2001, Dr. de Kergrohen was Head Analyst for Darier Hentsch, Geneva and Manager of its CHF 700 million health care fund. From 1997 to 1998, Dr. de Kergrohen was the Head Strategist for the international health care sector with UBS Brinson of Chicago, and a Manager of CHF 700 billion for UBS AG, Zurich.

     Richard A. Anderson has more than a decade of experience in business development, strategic planning and financial management. He has served as a Director and member of the Audit Committee of Hythiam, Inc. (HYTM) since September 2003. He was the Chief Financial Officer of Clearant from November 1999 to March 2005 and has been a Director since November 1999. He served as Chief Financial Officer of Intellect Capital Group, a private equity venture capital investment firm, from

October 1999 through December 2001. From February through September 1999, he was an independent financial consultant. From August 1991 to January 1999, Mr. Anderson was with PricewaterhouseCoopers, LLP, most recently a Director and founding member of PricewaterhouseCoopers Los Angeles Office Transaction Support Group, where he was involved in operational and financial due diligence, valuations and structuring for high technology companies. He received a B.A. in Business Economics from University of California, Santa Barbara.

Item 7.01 Regulation FD Disclosure

     On March 31, 2005, we issued a press release announcing the merger, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

     Except to the extent required by law, we expressly disclaim any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

Item 8.01 Other Events

Forward-Looking Statements

     This report contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed due to factors such as, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the biotechnology industry. Additional information concerning factors that could cause or contribute to such differences can be found in the following discussion, including the “Risks Factors” section below.

Description of Business of Clearant

Overview

     Clearant develops and licenses a proprietary pathogen inactivation technology to reduce the risk of infections from biologics by inactivating a broad range of known types of pathogens. The Clearant Process® is based on exposing a biological product to gamma-irradiation under specialized, proprietary or patented conditions that deliver a predetermined amount of radiation to inactivate a desired level of a broad range of known types of pathogens, thereby reducing the risk of bacterial or viral infection, while preserving the functionality and integrity of the treated product. Clearant has both issued patents and pending patent applications to provide protection for the Clearant Process®.

     The Clearant Process® (i) inactivates a broad range of known types of pathogens irrespective of size, origin or structure; (ii) achieves sterility, in some cases with margins of safety of greater than 4 log to 13 log total reduction; and (iii) we believe is a terminal sterilization process capable of achieving pathogen inactivation after the product has been sealed into its final package. The Clearant Process® is designed to be effective against a wider spectrum of pathogens than other known technology, including inactivation of bacteria, fungi, spores and viruses (lipid-enveloped and non-enveloped). Clearant believes that the Clearant Process® will also enable companies offering a wide variety of biologics to meet a currently unmet medical need for safer biologics and to satisfy established and anticipated regulatory guidelines. The Clearant Process® is expected to be a cost-effective technology applicable across multiple market segments, with minimal capital expenditures required for implementation.

     Clearant’s main initial area of focus is the sterilization of allografts (devitalized human tissue implants from cadavers) used in surgical procedures. Clearant is also focusing on in-process intermediates used in the production of recombinant protein products (e.g., serum) and biotechnology recombinant protein products (including therapeutics, diagnostics and vaccines). Clearant believes that the devitalized human tissue market represents a source of significant near-term product revenue, while the protein-based pharmaceuticals market presents an intermediate to long-term opportunity to participate in a large market.

     Clearant believes that it is well positioned to take advantage of the changes facing the devitalized human tissue implant market. A number of serious and even deadly diseases have been shown to be transmitted through tissue implants. Based on an investigation precipitated by the November 2001 death of a 23-year-old Minnesota man three days after receiving an allograft during reconstructive knee surgery, the Centers for Disease Control (CDC) reported to the Food and Drug Administration (FDA) in July 2002 that it had received 54 reports of allograft-associated infections. All of these involved traditionally-processed devitalized human tissue allografts. Due to the adverse patient consequences that can result from communicable disease transmission through the use of allografts, U.S. regulatory authorities have called for the development of validated methods for claims of sterilizing devitalized human tissue. The FDA has an ongoing effort to regulate devitalized human tissue banks, which resulted in its issuance, on November 18, 2004, of final rules on good tissue practices (GTP). The GTP regulations require manufacturers to recover, process, store, label, package and distribute human cells, tissues and cellular and tissue-based products in a way that prevents the introduction, transmission or spread of communicable diseases (including bacteria and viruses), and devitalized human tissue banks that wish to label their products “sterile” will need to have a validated process to demonstrate sterility. Devitalized human tissue processors will be required to comply with the GTP regulations by May 25, 2005. The Clearant Process® reduces the risk of disease transmission through the use of allografts while at the same time maintaining the allografts’ functionality and integrity. In addition, Clearant believes the Clearant Process® is the most widely licensed technology currently available that is capable of supporting a one-step terminal sterility claim by devitalized human tissue processors under the GTP regulations.

     As validated “sterile” allografts become widely available, Clearant believes that there will be increasing demand by doctors, buying groups, insurance providers and risk managers for the use of only sterile tissue. In addition Clearant believes there will be a shift from the use of autografts (a patient’s own tissue) to the use of allografts. Allografts require only one surgical site (the implant site), reduce recovery time and decrease post-operative problems as compared to autografts, which require two surgical sites. Clearant Process®-treated allografts produced by Clearant licensees have been implanted by doctors in more than 2,500 patients since January 2004.

     Clearant currently licenses the Clearant Process® on a non-exclusive basis to devitalized human tissue processors and biopharmaceutical companies in return for milestone payments and royalties on end-product sales. Based on early successes with use of the Clearant Process®, Clearant has begun to earn royalties on a portion of the estimated 2003 $850 million U.S. devitalized human tissue market made up of ligament, tendon and bone allografts. (Sources: Medtech Insight, Windhover Information Inc. and Clearant.) Clearant believes that it will capture a portion of this expanding market. To date, Clearant has signed seven licensing agreements, six with devitalized human tissue banks and one with a manufacturer of recombinant protein products. During 2004, two of Clearant’s licensees launched devitalized human tissue products that were treated using the Clearant Process®. Additionally four of Clearant’s licensees are anticipated to begin marketing Clearant Process®-treated products during 2005.

     Over the past two decades, a number of deadly diseases have been transmitted through improperly sterilized devitalized human tissue implants, plasma, biological and blood products due to the limitations of traditional pathogen reduction technology. Processors of devitalized human tissue have been under increasing scrutiny subsequent to the death of a man in 2001 due to a bacterial infection that was traced by the CDC to the use of a contaminated devitalized human tissue implant. In August 2002, the FDA ordered the tissue bank that supplied the contaminated tissue to recall all of its devitalized human tissue allograft implants from the market because the FDA deemed this devitalized human tissue bank’s product not to be safe for human implant surgery due to contamination concerns. Similarly, in July 2002, another tissue processing company received a warning letter from the FDA because the FDA concluded that the company had distributed bone tissue from a cadaver that tested positive for the Clostridium bacteria. The CDC reported to the FDA in July 2002 that it had received reports of 54 cases of allograft-associated infections involving Clostridium and other bacteria transmission through contaminated tissue. Additional bacterial infections have been reported by the CDC, including one as recently as December 2003, demonstrating the continued risk of infection from the use of non-sterile implants.

The Clearant Solution

     The Clearant Process® uses a combination of patented and trade secret technology, based on a proprietary application of gamma irradiation, to sterilize biologics and inactivate a broad range of known types of pathogens (including enveloped and non-enveloped viruses). The process does not require the use of toxic chemicals and is designed to maintain the integrity and functionality of the biologic. By reducing the impact of free radicals on proteins, the destructive effects of gamma radiation on proteins can be controlled by the Clearant Process®, allowing sufficiently high doses of radiation to be applied to the product to inactivate a broad range of known types of bacteria. Clearant believes that the Clearant Process®, when properly optimized for a particular product, is capable of achieving a significant level of sterility against a broad range of known types of pathogens. Clearant believes that, for devitalized human tissue implants, the Clearant Process® will be able to validate sterility claims under the GTP regulations. The Clearant Process® inactivates a broad range of known types of pathogens in a single step.

     The advantage of gamma irradiation, however, over other currently available sterilization technologies, is that it is inherently reliable, predictable, non-toxic, penetrating, and scalable. Traditional uses of gamma irradiation have been proven to be among the best methods for inactivating pathogens that contaminate medical devices. However, prior to the development of the Clearant Process®, it was not possible to apply this technology to the pathogen inactivation of biologics because the necessary high levels of gamma irradiation also damaged the active proteins present in the biologics, compromising its integrity and functionality.

     The Clearant Process® is designed to provide increased safety to biologics to which it is applied by virtue of its lack of specificity (it inactivates a broad range of known types of pathogens irrespective of size, origin or structure), and in some cases by being a terminal sterilization process (capable of achieving pathogen inactivation after the product has been sealed into its final package).

Devitalized Human Tissue Implants

The Devitalized Human Tissue Implant Market

     Clearant believes that it is well positioned to take advantage of the changes facing the devitalized human tissue implant market. A number of serious and even deadly diseases have been shown to be transmitted through tissue implants. Based on a CDC investigation precipitated by the November 2001 death of a 23-year-old Minnesota man three days after receiving a bone-cartilage allograft during reconstructive knee surgery, the CDC reported to the FDA in July 2002 that it had received 54 reports of allograft-associated infections. All of these involved traditionally-processed devitalized human tissue allografts. Due to the adverse patient consequences that can result from communicable disease transmission through the use of allografts, U.S. regulatory authorities have called for the development of validated methods for claims of sterilizing devitalized human tissue that also maintain the integrity and functionality of the tissue.

     While bacterial contamination of devitalized human tissue implants is more prevalent, viral transmission remains a concern as demonstrated by the transmission of Hepatitis C to at least six patients (including one resulting in death) by contaminated devitalized human tissue implants from a single cadaver tissue donor. The CDC determined that the donor was in the “window period” (a period shortly after infection during which the virus or antibody is not detectible by standard tests), which resulted in the Hepatitis C not being detected during standard donor screening. Devitalized human tissue processors today generally do not utilize any clinically meaningful viral inactivation technologies. Thus, the demand for new pathogen inactivation technologies applicable to biological products is fueled by the fact that historically there have been no effective methods capable of completely removing or inactivating a broad range of known types of pathogens, including non-enveloped viruses, while maintaining the integrity and functionality of the underlying biologic product.

     The FDA has an ongoing effort to regulate devitalized human tissue banks, which resulted in its issuance of the GTP regulations on November 18, 2004. Devitalized human tissue processors will be required to comply with the GTP regulations by May 25, 2005. The Clearant Process® significantly reduces the risk of disease transmission through the use of allografts, while maintaining the allografts’ integrity and functionality. In addition, Clearant believes the Clearant Process® is the most widely licensed technology currently available that is capable of supporting a one-step terminal sterility claim by devitalized human tissue processors under the GTP regulations.

     In addition, Clearant believes that as validated sterile allografts become widely available, devitalized human tissue implants, both in number and type, will shift from autografts towards allografts, given the clinical benefits of allografts. Allografts use only one surgical site, and thus reduce recovery time and decrease post-operative problems as compared to autografts. Clearant Process®-treated allografts have been implanted in more than 2,500 patients since January 2004. To date, doctors have reported to the company no significant difference between patients receiving Clearant Process®-treated allografts as compared to those receiving traditional allografts, with no reported incidents of infection due to bacterial or viral transmission from the implanted tissue. Clearant has begun to earn royalties on a portion of the estimated 2003 $850 million U.S. devitalized human tissue market, which includes ligament, tendon and bone allografts.

     Clearant intends to continue to license non-exclusively its technology to the suppliers of devitalized human tissue allograft implants in return for royalties on end-product sales of human devitalized human tissue implants. Clearant may also consider other types of licensing or distribution arrangements as it deems appropriate. The estimated 2003 $850 million U.S. devitalized human tissue market made up of ligament, tendon and bone allografts is expected to grow to an estimated $1.1 billion in 2006. Clearant anticipates that the number of allograft transplants will increase as the market perceives these implants to be safer due to the GTP regulations and the availability of an effective sterilization technology like the Clearant Process®.

     Beyond the initial allograph tissue market, the Company believes there are opportunities to apply its technology to the broader devitalized human tissue implant market.

Competition

     There are a number of existing methods used to attempt to decrease the risk of pathogen transmission through the use of devitalized human tissue. The majority of devitalized human tissue processors today utilize chemical rinse steps for cleaning bone and soft tissue of lipids, fats and bone marrow. While these chemical rinse techniques reduce the level of surface contaminants on the devitalized human tissue, they have traditionally been limited in their ability to penetrate the tissue effectively to destroy pathogens potentially residing in the interior of tissue harvested from cadavers. Chemical methods of pathogen inactivation include the BioCleanse™ process marketed by Regeneration Technologies, Inc. (RTI). While RTI claims that the BioCleanse™ process has been validated to eliminate bacteria, fungi, spores and viruses from tissue, BioCleanse™ uses additives that must be removed from the final container prior to final packaging and requires a substantial capital investment to build the equipment required. Unlike the Clearant Process®, the BioCleanse™ procedure is not reported to be a terminal pathogen inactivation process.

     Another widely used technique utilizes gamma radiation at significantly lower doses than those used under the Clearant Process® (historical average dose of 18kGy) on devitalized human tissue products used for surgical implantation. Based on preliminary validation studies conducted by Clearant, doses of 18kGy of radiation to devitalized human tissue are inadequate to sufficiently inactivate resistant bacteria such as Clostridium spores, and do not significantly inactivate viruses. The CDC determined that a Clostridium-infected devitalized human tissue implant was the source of the infection that resulted in the death of a 23-year old man after an otherwise ordinary knee tissue transplant surgical procedure in 2001. Traditionally, higher doses of radiation without the Clearant Process® achieve higher levels of sterility but destroy the integrity and functionality of the devitalized human tissue product.

The Clearant Solution for the Devitalized Human Tissue Market

     Clearant believes the Clearant Process® will address a long-standing problem for patients, surgeons and devitalized human tissue banks without significantly impacting the current processing cycle. With the use of the Clearant Process®, the devitalized human tissue bank prepares and packages its tissues and ships the containers to one of the FDA licensed gamma irradiation facilities in the United States, where the containers are irradiated using the Clearant Process® without being opened. Turnaround time in the irradiation facility is generally one day. The devitalized human tissue never leaves the original packaging and arrives in the operating room for implantation in sterile condition.

     The devitalized human tissue currently used in surgical allograft procedures is not sterilized in its final package, although it is processed by aseptic techniques and often incorporates steps to reduce bioburden. Clearant’s preliminary research indicates that when applied to devitalized human tissue allografts, the Clearant Process® sterilizes allografts to a standard consistent with the FDA definition of bacterial sterility for other biological and blood-based products. The validation protocols, methodologies and the resulting database generated by Clearant to establish the sterility of these products signify an advancement to the standards of product quality in the devitalized human tissue industry. Clearant believes that the additional level of safety possible through the use of the Clearant Process® has the potential to shift surgical preference towards the use of allografts and away from autografts, which require more complicated surgical procedures due to the need for two surgical sites (the harvest site and the implant site) and are more painful for patients, but are used today in part due to the safety risks associated with allografts harvested from cadavers.

     In order to maximize recognition of the increased value of the safety improvements provided by the Clearant Process®, Clearant supports its customers’ efforts by marketing directly to surgeons, scientists and medical professionals, or thought leaders in the industry, and supporting customer sales representatives with data and other marketing support materials. Clearant believes that educating surgeons and patients about the availability of safer devitalized human tissue allografts will ultimately increase demand for use of products treated with the Clearant Process®.

     Clearant believes that it provides tissue processors with sterilization (bacterial) steps and related support that can be validated, which will become increasingly important as the FDA increases regulation in the industry, including through the GTP regulations that become effective n May 2005.

Commercialization Strategy

     Clearant is currently focusing development and commercialization efforts of the Clearant Process® on products involving devitalized human tissue, with a longer-term focus on serum and recombinant proteins. The application of the Clearant Process® in these markets will generate a two-fold benefit for Clearant: an opportunity to generate near-term cash flow from royalties from Clearant Process®-treated tissue product sales, while simultaneously allowing Clearant to validate the Clearant Process® more broadly and build an extensive intellectual property estate. Clearant also intends to apply its technology in the area of purified protein products, although this is a longer term initiative.

     Clearant has achieved the following milestones in the devitalized human tissue industry:

•	Six signed license agreements with tissue banks.

•	Commercial release of Clearant Process®-treated tissue by two of Clearant’s licensees to date, with additional tissue bank licensees anticipated to launch products during 2005.

•	Implantation by surgeons of Clearant Process®-treated tissue in over 2,500 patients with comparable performance to that of traditionally-processed implants as reported to the Company by physicians and no reported infections due to bacterial or viral transmission from the implanted Clearant Process®-treated tissue.

Serum

The Serum Market

     Serum is an animal derivative, typically bovine in origin, used to facilitate growth of the production cells in the manufacturing of many recombinant protein products. European regulators have expressed increasing interest in having serum sterilized to ensure that no pathogens exist in the serum used to manufacture recombinant products. Clearant is seeking to develop and license its technology to manufacturers of biotechnology products for a royalty on end-product sales or provide a sterilization service under which Clearant would supervise the sterilization of the serum for a fee. Clearant believes that worldwide end-product sales of serum were over $500 million in 2003 and that such sales will grow to approximately $700 million in 2006.

The Current Standards

     Fetal bovine serum (FBS) is a nutrient-rich material containing growth factors to promote cell growth and acts as a buffer in cell culture. The cell culture lines are genetically engineered to produce specifically desired recombinant protein products. Thus, serum growth media is critical to the production and manufacturing process of many recombinant protein products. With faster approvals of biological drugs (produced in cell culture) and advances in gene therapy and cell therapy, the use of cell culture media including bovine serum should continue to increase. While FBS and similar serum products can be an ideal growth medium for recombinant protein producing cells, their bovine origin makes them susceptible to pathogen transmission. In particular, there is increasing concern amongst regulators, especially in Europe, that small viruses such as Bovine Parvovirus and Bovine Polyoma virus, which have been proven to be prevalent in serum, have the potential to be transmitted to humans through tainted serum used in manufacturing. Additionally, following the recent reports of Bovine Spongiform Encephalopathy (BSE), also referred to as “Mad Cow Disease,” in the United States and continuing outbreaks in Europe, there is a concern that bovine-treated products may be contaminated with prions, the suspected causal agent of this disease.

     Pharmaceutical companies, other users of serum, and the regulatory agencies that oversee the products that these companies manufacture have expressed significant concern regarding the potential contamination of serum with these and other pathogens. This has led the pharmaceutical/ biopharmaceutical industry to minimize or eliminate this risk by either (i) moving away from using animal-derived growth media and toward synthetic media or growth media of plant origin or (ii) reducing the levels of pathogens in serum by treating serum with low dose gamma irradiation. Synthetic and plant derived growth media may result in lower yield of protein products than is possible with bovine serum resulting in higher costs of goods. These low doses of radiation also are inefficient in inactivating the pathogens likely transmitted in serum, most of which are very difficult to inactivate due to their unusually small size.

     Clearant estimates, based on discussions with serum distributors, that over 50% of the serum market currently utilizes a low dose gamma irradiation process to inactivate pathogens in the serum that they employ to manufacture commercial biomedical products. The remainder of the serum used by biomedical industries is not irradiated at all, but may go through filtration, heat or chemical treatment steps. All of these methods are relatively inefficient in inactivating the types of pathogens that are likely to contaminate bovine serum; most also reduce the performance of the serum as a growth media. Alternative approaches to limit the risk of transmission of pathogens in serum include extensive quality assurance testing of serum that may be collected and processed under aseptic conditions and the recovery of serum from closed herds of cattle, which are sequestered and frequently tested for the presence of pathogens. As a result, these approaches add significantly to the cost of the serum and are impractical for use in the quantities required for commercial production of recombinant proteins.

The Clearant Solution for the Serum Market

     Clearant believes that the Clearant Process® can be used to allow significantly higher doses of gamma irradiation to be delivered to bovine serum to inactivate a broader range of pathogens and address emerging regulatory concerns while still maintaining the growth characteristics of bovine serum. As serum is frequently used to produce recombinant biotechnology products, the successful application of the Clearant Process® to serum would provide an additional level of safety above the current standard for such products derived using recombinant technique. The additional safety margin plus the ability to maintain the superior growth characteristics for bovine serum could increase the value of Clearant Process®-treated serum and lead to increased use of bovine serum in the research and production of recombinant products.

     Preliminary studies indicate the Clearant Process® may be effective in inactivating a broad variety of pathogens in bovine serum, including: ten types of human bacteria, Hepatitis A, Hepatitis C, West Nile Virus, HIV, and Parvovirus. Clearant also intends to explore the efficacy of the Clearant Process® against Bovine Polyoma in bovine serum albumin.

Recombinant Products

The Recombinant Products Market

     The biotechnology industry develops and manufactures recombinant products, the majority of which are used for therapeutic purposes. Recombinant products are genetically engineered biological products and include, among others, products such as insulin, erythropoiten, monoclonal antibodies, vaccines, interferons, cell growth factors and colony stimulating factors produced by companies such as Amgen, Genentech, Wyteh, Bayer and Baxter Healthcare. Understandably, the sterility of these products for therapeutic applications is therefore crucial to their safety and efficacy when used in patients. Today, the manufacturing and processing of these recombinant products involves extensive in-process steps that attempt to ensure the sterility of the final product. However, Clearant believes there is currently no commercially available technology to sterilize recombinant products in their final packaging (i.e. terminal sterilization).

     Clearant believes, based on precedents established in the drug industry, that adopting a manufacturing process that incorporates a terminal sterilization step should provide a greater margin of safety at a substantially lower cost relative to those processes that depend on in-process sterilization procedures. Such terminal sterilization may also better enable new packaging and delivery options, such as pre-filled syringes. In addition to the terminal sterilization of recombinant products, Clearant believes that there are opportunities to utilize its technology to improve and provide solutions for problematic in-process sterilization protocols used in certain recombinant products. Clearant is currently working via a sponsored research agreement with a potential licensee on applying the Clearant Process® to products that, due to their method of manufacture, are considered to be at higher risk of pathogen transmission.

     Clearant’s strategy is to leverage the technology developed and the intellectual property created with these products and the visibility of working with serum manufacturers to develop the Clearant Process® as a terminal sterilization technology for new recombinant protein products. Worldwide end-product sales of biotechnology recombinant products are estimated to have been approximately $46.6 billion in 2003 and are expected to be approximately $74.6 in 2006, highlighting the need for a terminal sterilization step that can be economically scaled to accommodate this growth with minimal disruption of an existing manufacturing infrastructure. (Source: Ernst & Young 2004 Global Biotechology Report.)

Competition

     The majority of recombinant proteins on the market today are manufactured under controlled conditions from genetically engineered cells and are generally considered to present a very low risk of viral transmission. Regulatory concerns generally center on the risks of viral transmission from human or animal derived products (including serum as discussed above) used in the manufacturing process, and bacterial contamination during, manufacturing and filling operations (i.e., the placement of the end-product in the final vial or packaging). The risk of bacterial contamination requires biotech companies to aseptically manufacture and fill their products and perform substantial bacterial testing during the manufacturing process and at its conclusion before releasing batches of product. Maintaining and validating aseptic manufacturing conditions to the level required by the FDA for drugs and related products is extremely expensive and subject to failure. Contamination of recombinant protein products by bacteria costs biotech companies millions of dollars per year because of the need to rework or destroy product. Such contamination could have clinical consequences and can arise from the contamination of the source cell lines themselves or from unintended introduction of viruses during production.

     Despite their generally favorable safety record, biotechnology recombinant products are coming under increasingly stringent standards intended to decrease the risk of transmitting infectious agents through their use, including standards meant to address emerging pathogenic agents. Clearant’s expectation is that manufacturers will incorporate into their production processes multiple, independent viral inactivation and removal steps. This standard is described in detail in a guidance document governing biotechnology recombinant products developed through the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use and which has now been adopted by the United States, the European Union and Japan.

     The most commonly used method by the biotechnology industry for pathogen removal is filtration. Filtration methods, currently being marketed by companies such as Asahi Kaisai Corporation, Millipore Corporation and Pall Corporation, can be used only with intermediate liquid materials and cannot be used for terminal sterilization in the final packaging. The efficacy of filters in removing pathogens is further limited by the size of the agent to be removed and the size of the biological product molecule. The molecular size of the active biological product dictates the pore size of the filter used in the process. Thus, any pathogen smaller than this pore size cannot be removed from the biological product using the filter. Many non-enveloped viruses are small (e.g., B19 Parvovirus and transfusion transmitted viruses) and therefore, are unlikely to be removed from the majority of biological products using these filtration methods. As a result, the filtration step may not fully meet the evolving requirements of the regulatory authorities for the safety of biological products (i.e., removal or inactivation of known and unknown lipid-enveloped and non-enveloped viruses including small size viruses).

The Clearant Solution for Recombinant Products

     The Clearant Process® offers manufacturers of recombinant protein products the ability to provide inactivation of a wide spectrum of pathogens at various stages in the manufacturing process, including treatment of source materials, growth media or terminal sterilization of the final product. Clearant believes that once the Clearant Process® is successfully customized for a customer’s product, this level of inactivation, including inactivation of non-lipid enveloped viruses, should enable recombinant protein products manufacturers to meet the increasingly more rigorous regulatory standards being imposed on a worldwide basis and supplement the performance of existing filtration processes.

     Based on existing regulatory guidelines for small molecule drugs, which require terminal sterilization whenever possible, Clearant believes that, once established commercially, terminal sterilization may be required by regulators for new protein medicines and new presentations of existing drugs (e.g. novel packaging in pre-filled syringes versus bulk packaging). Developers of new products are expected to prefer terminal sterilization due to the greater assurance of product quality and safety it provides and substantially lower costs. In addition, eventually terminal sterilization is anticipated to reduce the cost and shipping delays caused by the bacterial testing that must be done to support the processes by which these products are manufactured today. The convergence of all of these factors over several years may position Clearant’s technology to become a manufacturing standard for new recombinant products, much as in-process filtration is a standard today.

     Based on experience with sterile pharmaceutical products, the FDA requires sterility testing and expensive in-process testing for every batch of products that is manufactured using aseptic sterilization techniques. Sterility testing is destructive (consumes product for testing). Sterility testing and other aspects of quality control/assurance (including facilities monitoring) for aseptically processed products are also expensive to carry out. Terminally sterilized pharmaceutical products can be released for distribution to the public by parametric methods (statistical sampling of product batches) — this approach is supported by the FDA and is routine for the pharmaceutical industry. In addition, if a product is sterilized in its final packaging, the quality assurance requirements for facilities monitoring is also considerably less stringent than is the case for aseptically-processed products.

     Due to its experience with the safety of pharmaceutical products that have been sterilized using terminal sterilization, the FDA currently allows manufacturers of pharmaceutical products to utilize parametric methods (statistical sampling of product batches) to demonstrate the sterility of their products. With statistical sampling, only a representative sample of the products manufactured are tested for sterility, in contrast to the requirement that all lots of aseptically-processed products be tested. As a result, costs associated with statistical sampling are significantly lower than those associated with batch testing. If the FDA permits statistical sampling of recombinant products that are sterilized using a terminal sterilization process, then the successful application of the Clearant Process® as a terminal sterilization process for these products should result in lower manufacturing costs for the manufacturers. In addition, if a product is sterilized in its final packaging, the quality assurance requirements for facilities monitoring are anticipated to be less stringent and less expensive than is the case for aseptically-processed products.

Regulatory Strategy

     Commercial products manufactured incorporating the Clearant Process® will be regulated by governmental agencies, including the FDA in the United States and equivalent regulatory authorities in other countries. Although it will be the responsibility of Clearant’s customers whose products incorporate the Clearant Process® to obtain any appropriate regulatory approvals for their products, these third parties may rely in part on studies and tests conducted by Clearant as part of Clearant’s commercialization strategy to demonstrate the efficacy of the Clearant Process®.

     Clearant expects that the Clearant Process® will not be directly regulated, either as a drug, biologic or device, since gamma irradiation should be considered a manufacturing method for regulated products. The commercial gamma irradiation facilities in which the Clearant Process® is carried out, and the equipment therein, are regulated as manufacturing facilities (i.e., subject to registration, product listing, licensing and good manufacturing practice requirements by the FDA). There are a significant number of such facilities which are currently licensed by the FDA throughout the world which currently sterilize such products as medical devices, syringes and surgical gloves. Manufacturers of individual products may also be required to obtain approval from the applicable regulatory bodies to incorporate the Clearant Process® into their products’ manufacturing processes. Incorporation of the Clearant Process® into a manufacturing process may be accomplished as a manufacturing change for an existing product, or as part of the product development process in the case of a new product. In the case of tissue processors, the incorporation of the Clearant Process® does not require regulatory approval as these products are currently not subject to pre-marketing approval by regulators.

     To the extent that they are subject to pre-market approval, manufacturers and processors of individual products that wish to incorporate the Clearant Process® into their own products will be required to submit product-specific data to regulators. Clearant may conduct some of the in vitro studies, including pathogen inactivation studies, to support these submissions, although some manufacturers will likely choose to conduct these studies themselves or through other contract research organizations. In some cases, clinical data may be required to establish the safety and efficacy of products sterilized by the Clearant Process®. For a new product, these studies will be incorporated into the basic clinical development plan for that product. For existing products for which the introduction of the Clearant Process® represents a manufacturing change, these studies will likely take the form of “comparability studies,” an abbreviated type of clinical trial. Such trials will be the responsibility of the individual manufacturers and processors. If required, an investigational device exemption for medical devices, or an investigational new drug application for drugs or biologics, will be submitted to the FDA by the manufacturer or processor. Neither tissue processors nor serum manufacturers are required under current regulations to perform any type of clinical trial prior to offering Clearant Process®-treated products for sale. However, serum manufacturers will need to generate some comparability data to support their customers’ use of a Clearant Process®-treated serum into their manufacturing process.

     At the successful conclusion of such studies as may be required by the FDA, the manufacturers or processors will apply for registration of their biologics incorporating the Clearant Process®. Upon approval by the FDA, the new license for the product will reside with the manufacturer or processor.

     In the developed markets (e.g., the European Union, Japan and Canada), the regulatory framework and requirements are similar to those in the United States.

Intellectual Property

     Clearant’s success depends in part on its ability to obtain patents and protect trade secrets. It must also operate without infringing upon the proprietary rights of others, while preventing others from infringing upon its rights. Clearant has been building, and intends to continue to build, a patent estate to protect its position in the market.

     Clearant currently has eight issued U.S. patents, two allowed U.S. patent applications and eight international patents protecting its technologies. From 2000 through 2005, Clearant expanded its intellectual property portfolio and currently has approximately 27 pending U.S. patent applications, three pending Patent Cooperation Treaty (“PCT”) patent applications and 59 pending foreign patent applications. Clearant intends to continue to file patent applications, detailing the optimal process conditions for the application of the Clearant Process® to particular products.

     Clearant reviews intellectual property held by others to determine if it may be additive to its intellectual property estate or would impact its ability to operate in the market segments on which Clearant is currently focused. To date Clearant is not aware of any intellectual property that would limit its ability to operate as currently planned. In 2001, Clearant licensed, with the right to sub-license, patents which relate to a narrow aspect of the use of gamma irradiation on biologics to bolster our intellectual property position.

     In July 2001, Clearant entered into an agreement granting it full ownership of intellectual property, trade secrets and data underlying a portion of the Clearant Process® in exchange for future payments and a royalty of 6% on revenue received from licensing the technology, subject to an annual maximum.

Employees

     As of March 31, 2005, Clearant had approximately 30 employees.

Description of Property

     Clearant leases approximately 4,600 square feet of office space at 11111 Santa Monica Boulevard, Suite 650, in Los Angeles, California for its corporate offices under a lease which expires on January 31, 2007. Clearant pays $12,202 per month plus a portion of operating expenses. Clearant has also entered into a sublease for approximately 31,000 square feet of laboratory and office space in Gaithersburg, Maryland, which runs through February 2006. Clearant pays $50,976 per month (escalating to $56,205 per month over the term of the sublease), plus a share of operating expenditures. Clearant is currently in negotiations to reduce the laboratory space by approximately half. We believe that the current leased space is adequate even after planned reductions to meet our current needs, and that additional facilities will be available for lease to meet any future needs.

Risk Factors

     You should carefully consider and evaluate all of the information in this report, including the risk factors listed below. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this report.

Risks Related to Clearant’s Business

     Clearant’s limited operating history may make it difficult to evaluate Clearant’s business to date and its future viability.

     Clearant was incorporated in April 1999 in order to acquire certain of the assets of Puresource and Sterways, including certain patents that comprise a portion of the Clearant Process®. Clearant is in the early stage of operations and development, and has only a limited operating history on which to base an evaluation of its business and prospects. In addition, its operations and developments are subject to all of the risks inherent in the growth of an early stage company. Clearant may not succeed given the technological, marketing, strategic and competitive challenges it will face. The likelihood of the success of Clearant must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new technology, and the competitive and regulatory environment in which Clearant operates or may choose to operate in the future. Clearant has generated limited revenues to date, and there can be no assurance that Clearant will be able to successfully develop its products and penetrate its target markets. Further, it is likely that significant losses will be incurred through at least the end of 2005 and possibly beyond, as Clearant incurs significant expenses associated with the further development, marketing and commercialization of the Clearant Process®.

     Clearant has a history of and expects to continue to generate substantial losses, may not become profitable and will need to expand its licensing of the Clearant Process® to generate significant revenues.

     To date, Clearant has generated only limited revenues, and has had limited marketing activities. Clearant expects that it will have significant operating losses and accumulated losses and will record significant net operating cash outflows at least through the end of 2005 and possibly beyond.

     Clearant’s ability to achieve meaningful near-term revenues is heavily dependent on meeting its current development schedule for proving the efficacy of the Clearant Process® in the devitalized human tissue market and the successful licensing of such technology to third party tissue processors. Clearant’s longer term financial performance, on the other hand, is heavily dependent on timely and cost effectively proving the efficacy of and successfully licensing the Clearant Process® in the serum and recombinant products markets. Clearant may not successfully prove the efficacy of its pathogen inactivation processes for specific products according to its current development schedule, if at all.

     Even if Clearant successfully proves the efficacy of the Clearant Process® for specific products, there can be no assurance that Clearant will be able to successfully market that process to third party manufacturers or that its marketing efforts will result in significant revenues. Various other factors could have material, negative impacts on Clearant’s results of operations, including difficulties encountered by third parties in obtaining governmental approvals for products which are treated with Clearant’s pathogen inactivation processes; adverse changes in government regulations; the timing of the introduction of new processes; competitive forces within the current and anticipated future markets served by Clearant; and general economic conditions. Fluctuations in results may also occur depending on differences in the timing of, and the time period between, Clearant’s expenditures on the development and marketing of its processes and the receipt of revenues.

     The Clearant Process® is at an early stage of development and, if Clearant is not able to clinically validate claims of its effectiveness in its target markets and obtain widespread commercial acceptance of the Clearant Process® in Clearant’s target markets, Clearant may not be able to grow or attain profitability.

     Clearant’s growth and profitability will depend in large part on its unproven ability to:

•	Successfully demonstrate the efficacy of the Clearant Process® in sterilizing biological products, including devitalized human tissue, serum and recombinant proteins

•	Enter into additional license agreements with manufacturers and providers of biological products

•	Develop and protect Clearant’s intellectual property rights

•	Complete product-specific development of the Clearant Process® for Clearant’s target markets

•	Obtain (or have the users of the Clearant Process® obtain) required product regulatory approvals.

These research and development efforts may not be successful or, if they are, the Clearant Process® may no obtain market acceptance among major manufacturers and providers of tissues and other biological products.

     Achieving market acceptance for the Clearant Process® will depend on Clearant’s ability to demonstrate the efficacy of the Clearant Process® in its target markets, as well as how the FDA applies the Good Tissue Practice guidelines issued on November 18, 2004.

     Clearant currently has a limited sales force and may need to hire additional sales and business development personnel. Clearant’s marketing success will depend, to a significant degree, on Clearant’s unproven ability to successfully demonstrate the efficacy of the Clearant Process® in its target markets, on the willingness of potential users of the Clearant Process® to adopt the Clearant Process® and on the willingness of doctors and patients to utilize Clearant Process®-treated products. Clearant may not be successful in its marketing endeavors or, if it is, it may not be able to adequately, timely and profitably market and license its pathogen inactivation process.

     In addition, adoption of the Clearant Process® by potential users may depend, in part, on how the GTP regulations issued by the FDA on November 18, 2004 are applied to tissue processors. The requirements may not provide sufficient incentive for tissue processors to adopt technologies that can provide validation for sterility label claims, the Clearant Process® may not prove compatible with the GTP regulations, or the FDA may, as a result of normal inspections of tissue processors, require additional data to allow licensees to claim sterility. If the FDA requires additional data from Clearant’s licensees to support label claims of sterility, they may not be able to develop it in a timely and cost-effective manner, or at all. The inability of Clearant’s licensees to obtain or maintain validation of a sterility claim, or the failure to develop additional data if it is required, could materially impact Clearant’s results of operations.

     Clearant’s success will depend on its ability to retain its highly skilled scientific and managerial personnel and to attract additional personnel.

     Clearant’s success will depend largely on its ability to attract and retain highly skilled scientific and managerial personnel. Competition for desirable scientific and managerial personnel is intense, and Clearant cannot guarantee that it will be able to attract and retain the necessary staff.

     The loss of members of managerial or scientific staff could have a material adverse effect on Clearant’s future operations and on successful development of the Clearant Process® for Clearant’s target markets. Clearant also collaborates with scientists at academic and other institutions, but these scientists and academics may have other commitments or conflicts of interest that limit their availability. The failure to maintain its management and scientific staff and to attract additional key personnel could materially adversely affect Clearant’s business, financial condition and results of operations. Although Clearant intends to provide incentive compensation to attract and retain its key personnel, Clearant cannot guarantee that these efforts will be successful. Clearant does not carry “key man” life insurance for any of its personnel.

     Clearant will need to expand its finance, administrative, scientific and operations staff. Further, Clearant may be required to enter into relationships with various strategic partners and other third parties necessary to Clearant’s business. Planned personnel may not be adequate to support Clearant’s future operations, management may not be able to hire, train, retain, motivate and manage required personnel or management may not be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. The failure of Clearant to manage growth effectively could have a material adverse effect on Clearant’s business, results of operations and financial condition.

     Clearant needs to develop its financial and reporting processes, procedures and controls to support its anticipated growth.

     Clearant currently has only a limited number of financial operations personnel and has not historically invested significantly in its financial and reporting systems. To comply with our public reporting requirements, and manage the anticipated growth of its operations and personnel, Clearant will be required to improve existing or implement new operational and financial systems, processes and procedures, and to expand, train and manage its employee base. Clearant’s current and planned systems, procedures and controls may not be adequate to support Clearant’s future operations.

     The laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the Securities and Exchange Commission and the NASD will result in increased costs to us as we evaluate the implications of any new rules and respond to their requirements. New rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs to comply with any new rules and regulations.

     The Clearant Process® has been commercialized only in the devitalized human tissue market and Clearant’s future success depends on its ability to successfully commercialize the Clearant Process® for use in its other, larger target markets.

     The Clearant Process® must be optimized on an individual basis for each product or class of products on which it will be used for pathogen inactivation. While the Clearant Process® has been commercialized for the devitalized human tissue market, it has not been optimized for all of Clearant’s target products and Clearant faces the risks of failure inherent in developing new technologies. It may not be possible to optimize the Clearant Process® for all of Clearant’s target products. The inability to optimize the process in any given case may adversely affect the marketplace’s confidence in the effectiveness of the Clearant Process® in such case or in any other case.

     Clearant and its potential licensees may have to conduct significant additional research and animal or human testing before the Clearant Process® can be used by other third parties for a significant number of products. Clinical trials are expensive and have a high risk of failure. If Clearant’s licensees are unable to fund these trials, or if these trials fail, Clearant’s ability to generate revenues will be materially and adversely impacted.

     To date, there has been only limited use and testing of Clearant Process®-treated products in humans and, while early indications have been favorable, these limited initial results may not be statistically significant or predictive of future results, either for the tissue market or new products which are treated by the Clearant Process® in the future.

     To compete effectively with other pathogen inactivation or removal technologies, Clearant’s processes must be easy to use, regulatorily compliant and cost-effective on a commercial scale. Clearant may not be able to achieve any of these objectives. The Clearant Process® or third-party products using it may fail in one or more testing phases or may not attain market acceptance. Third parties may develop superior products or have proprietary rights that preclude Clearant from marketing the Clearant Process®. If research and testing are not successful, the Clearant Process® will not be commercially viable, and Clearant’s business, financial condition and results of operation will be materially adversely affected.

     The success of Clearant’s business will depend on its ability to develop new uses of the Clearant Process® that can be applied cost-effectively on a commercial scale, which may in some cases require potentially costly and time-consuming modification of the Clearant Process®.

     The Clearant Process® has been used in a limited manner on a commercial scale only in the devitalized human tissue market. It may be difficult or impossible to use the Clearant Process® economically on a commercial scale for products other than those in which the Clearant Process® currently is being used. As part of commercialization of the Clearant Process®, Clearant transfers the Clearant Process® technology to its licensee in order to allow the licensee to practice the technology and integrate the technology into its facility and/or manufacturing processes. This transfer process consists of providing Clearant-developed standard procedures and supporting data, packaging specifications, supply lists, irradiator suggestions and irradiation specifications.

     To date, Clearant has only completed development of these transfer procedures and specifications for certain applications of the devitalized human tissue processors. Clearant may not be able to develop appropriate procedures, packaging and specifications for other markets and licensees without substantial additional development time and expense, if at all.

     The cost and amount of time required to transfer the technology to a licensee is dependent upon several factors, including the licensee’s current manufacturing processes, facilities, personnel, product and packaging. In addition, as a result of limitations associated with product-specific requirements for particular applications of the Clearant Process® or otherwise, Clearant may face future situations which could require greater cost and time than anticipated to transfer the technology or where it is unable to effectively transfer the technology at all for use on a commercial scale.

     In such case, Clearant would be required to modify the parameters pursuant to which the Clearant Process® is applied to the applicable product, which could lead to the need for additional testing and clinical trials by the third party user. If Clearant were required to modify the Clearant Process®, Clearant’s development costs would increase and its programs could be delayed significantly, with a similar delay in receipt of potential licensing revenues. In any such circumstance, Clearant may not be able to successfully modify the Clearant Process® at all for use on a particular product on a commercial scale. If Clearant is unable to timely and cost-effectively develop successful technology transfer procedures for its target markets, including appropriate procedures, packaging and specifications, its ability to market and license the Clearant Process® and to generate licensing revenues, and its business, financial condition and results of operations, will be adversely affected.

     The success of Clearant’s business will depend on its ability to develop and protect its intellectual property rights, which could be expensive, as well as its ability to conduct its business without infringing the intellectual property rights of others.

     The Clearant Process® and Clearant’s other technologies will be protected from unauthorized use by others only to the extent that they are covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, Clearant’s success depends in part on Clearant’s ability to obtain patents, protect trade secrets, operate without infringing upon the proprietary rights of others and prevent others from infringing on Clearant’s proprietary rights. The steps Clearant takes to prevent misappropriation of the Clearant Process® and Clearant’s other technologies may not be effective, particularly in foreign countries where laws or law enforcement practices may not protect its proprietary rights as fully as in the United States.

     Clearant cannot be certain that its patents or patents that Clearant licenses from others will be enforceable and afford protection against competitors. Clearant’s patents or patent applications, if issued, may be challenged, invalidated or circumvented. Clearant’s patent rights may not provide Clearant with proprietary protection or competitive advantages against competitors with similar technologies. Even if Clearant’s patents are valid, Clearant cannot guarantee that competitors will not independently develop alternative technologies that duplicate the functionality of Clearant’s technology. Due to the extensive time required for development, testing and regulatory review of licensees’ use of Clearant’s processes, Clearant’s patents may expire or remain in existence for only a short period following commercialization. This would reduce or eliminate any advantage of the patents. If third parties become aware of parts of Clearant’s technology that are covered by pending patent applications, Clearant will be unable to prevent those parties from using such information until the patents issue. This could delay commercialization of the Clearant Process®.

     Clearant also cannot be certain that it was the first to make the inventions covered by each of Clearant’s issued patents or pending patent applications or that Clearant was the first to file patent applications for such inventions. In that case, the affected patent or patent application would not be valid, and Clearant may need to license the right to use third-party patents and intellectual property to continue development and marketing of its processes. Clearant may not be able to acquire such required licenses on acceptable terms, if at all. If Clearant does not obtain such licenses, Clearant may need to design around other parties’ patents or Clearant may not be able to proceed with the development, manufacture or licensing of its processes.

     Although Clearant is not aware of any interfering patents or other intellectual property held by others, such intellectual property may impact Clearant’s ability to operate in the market segments on which Clearant is currently focused or may target in the future. Further, Clearant has not conducted a “freedom to operate” search with respect to its intellectual property, a comprehensive search of existing patents and pending applications that would (or in the case of pending patent applications, would, if granted) prohibit Clearant from practicing its intellectual property. If there are interfering patents or other intellectual property and Clearant is unable to license such interfering patents or other intellectual property on commercially reasonable terms or to modify the Clearant Process® in a cost-effective manner that does not (i) infringe on such intellectual property and (ii) materially impact the viability of the Clearant Process®, Clearant’s business, results of operations and financial condition could be adversely affected.

     Clearant may face litigation to defend against claims of infringement, assert claims of infringement, enforce Clearant’s patents, protect Clearant’s trade secrets or know-how, or determine the scope and validity of others’ proprietary rights. Patent and other intellectual property litigation is costly. In addition, Clearant may be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions relating to Clearant’s patent applications. To determine the scope of Clearant’s competitors’ rights could be costly in terms of Clearant’s scientists’ and management’s time and resources.

     Furthermore, Clearant may rely on trade secret law to protect technologies and proprietary information that Clearant cannot or has chosen not to patent. Trade secrets, however, are difficult to protect. Although Clearant attempts to maintain protection through confidentiality agreements with necessary personnel, contractors and consultants, Clearant cannot guarantee that such contacts will not be breached. Further, confidentiality agreements may conflict with other agreements personnel, contractors and consultants signed with prior employers or clients. In the event of a breach of a confidentiality agreement or divulgence of proprietary information, Clearant may not have adequate legal remedies to maintain its trade secret protection. Litigation to determine the scope of intellectual property rights, even if ultimately successful, could be costly and could divert management’s attention away from business.

     Clearant may be subject to products liability with respect to products which are treated with the Clearant Process® and which cause harm to others, including related and costly litigation or other proceedings, and Clearant’s products liability insurance may not provide adequate coverage and may not be available in the future.

     Clearant is exposed to potential liability risks inherent in the testing and marketing of biotherapeutics and tissue products treated with the Clearant Process®. Clearant may be liable if it is determined that any of its pathogen inactivation processes, or the products of any third party which utilize those processes, causes injury, illness or death. The regulatory compliance of pathogen inactivation levels is measured by the number of pathogens that are inactivated. Thus, it is possible that biologics heavily contaminated with pathogens could be treated by licensees with the Clearant Process® and achieve levels of pathogen inactivation sufficient to meet regulatory standards for sterilization or viral inactivation, yet still contain sufficient pathogens to be harmful to humans.

     Clearant has obtained product liability insurance covering the commercial introduction of any product that utilizes Clearant’s pathogen inactivation processes, but Clearant does not know whether it will be able to maintain such insurance on acceptable terms, if at all. Any insurance Clearant has or may obtain in the future may not provide adequate coverage against potential liabilities. A liability claim, regardless of merit or eventual outcome, and regardless of whether the user of the Clearant Process® complied with Clearant’s standards and procedures for its proper use, could affect manufacturers’ and the public’s perception of the safety and efficacy of the Clearant Process®, delay, impede or otherwise reduce the licensing and use of the Clearant Process® by third parties and materially adversely affect Clearant’s business, results of operation and financial condition.

     In addition, successful product liability claims made against competitors could cause a perception that Clearant is also vulnerable to similar claims and could negatively affect public perception of the technology and thus third parties’ willingness to use the Clearant Process®, and thus adversely affect Clearant’s business, results of operation and financial condition.

     Clearant faces environmental and other liabilities related to certain hazardous materials used in its operations.

     Clearant’s research and development involves the controlled use and transport of hazardous materials, including hazardous chemicals and pathogens. Accordingly, Clearant is subject to federal, state and local laws governing the use, handling and disposal of these materials. Clearant may incur significant costs to comply with additional environmental and health and safety regulations in the future. Although Clearant believes that its safety procedures for handling and disposing of hazardous materials comply with regulatory requirements, Clearant cannot eliminate the risk of accidental contamination or injury. If an accident occurs, Clearant could be held liable for any damages that result and could suffer negative publicity.

     If Clearant’s sterilization technology is not accepted by manufacturers of biological products in Clearant’s target markets and the health care community at large, Clearant’s business will suffer and Clearant will not be able to successfully implement its business plan.

     Clearant believes that its ability to commercialize the Clearant Process® effectively will depend on the safety, efficacy and cost-effectiveness of the Clearant Process®, as well as the willingness of manufacturers of biological products to adopt new pathogen inactivation technologies. Clearant believes that market acceptance will depend on the extent to which manufacturers and distributors of tissues and other biological products, as well as physicians, patients and health care payors, perceive the benefits of using the Clearant Process® and, if applicable, that such benefits outweigh any potential additional cost. As part of its strategy to obtain wide-spread acceptance of the Clearant Process®, Clearant has entered into, and intends to continue to seek to enter into, sponsored research agreements with potential users of the Clearant Process® to support research on and validation of potential applications of the Clearant Process® to such products. While Clearant expects that the Clearant Process®, when optimized for application to a particular product, will be capable of inactivating a broad range of known types of pathogenic microorganisms, a product processor or manufacturer may direct Clearant, or may choose, not to optimize the Clearant Process® to inactivate the broad range of known types of pathogenic microorganisms in a particular application. If a product produced with such a process results in infections from pathogens that were not adequately inactivated, the marketplace’s overall confidence in the Clearant Process® may be adversely affected both for that product and for other applications of the Clearant Process®.

     Even if Clearant’s processes and the third party products on which they will be used receive the necessary regulatory approvals, Clearant’s processes may not achieve any significant degree of market acceptance among biological product manufacturers, physicians, patients and health care payors. For various reasons, such as implementation costs, ineffectiveness against all types of pathogens, differing regulatory requirements and logistical concerns, the biologics industry has not always integrated new inactivation technologies into their processes. Although Clearant believes the Clearant Process® can significantly improve the safety of devitalized human tissues and other biologics, Clearant cannot provide assurances that its technologies will be accepted rapidly or, other than in the devitalized human tissue market, at all. If Clearant’s processes fail to achieve market acceptance, Clearant will be unable to implement successfully its licensing strategy and Clearant’s business, results of operations and financial condition would be materially adversely affected.

     Clearant faces competition from a number of companies, which may have greater resources or better technologies than Clearant does, and rapid changes in technology in the sterilization industry could result in the failure of the Clearant Process® to be accepted in the marketplace or to capture market share.

     Clearant expects the Clearant Process® to encounter significant competition. The Clearant Process® may compete with other approaches to pathogen inactivation currently in use, as well as with future processes that may be developed. Similarly, products that are treated with the Clearant Process® may compete with products that are currently treated with alternative pathogen inactivation or removal techniques, as well as with future products that may be developed. Clearant’s success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of the Clearant Process® to new and existing products. Product development is risky and uncertain, and Clearant may not be able to develop its processes successfully. Competitors’ processes, products or technologies may make the Clearant Process® obsolete or non-competitive before Clearant is able to generate any significant revenue. Many of Clearant’s competitors or potential competitors have substantially greater financial, human, technical, marketing and other resources than it has. They may also have greater experience in preclinical testing, human clinical trials, process implementation and other regulatory approval procedures and have developed substantial relationships with the small market of potential customers for the Clearant Process®. Clearant’s ability to compete successfully will depend, in part, on Clearant’s ability to attract and retain skilled scientific personnel, develop technologically superior processes that can be implemented on a commercial scale, develop lower cost processes, obtain patent or other proprietary protection for its technologies, obtain (or have third parties obtain) required regulatory approvals for its processes, be early entrants to the market and market and sell its processes, independently or through collaborations.

     Several companies are developing technologies that are, or in the future may be, the basis for products that will directly compete with or reduce the market for Clearant’s pathogen inactivation processes. Most devitalized human tissue processors currently utilize chemical rinse steps or low levels of gamma irradiation to reduce pathogens in devitalized human tissue products. Several companies are developing other technologies or combinations of existing technologies (including BioCleanseTM used by Regeneration Technologies). Some of these technologies may have more animal and clinical data than Clearant does to support the efficacy of their processes. There are currently no regulatory requirements that establish specific pathogen inactivation or sterility requirements for these products. If devitalized human tissue processors choose to maintain their current processing methods or elect to adopt technologies other than the Clearant Process®, it could materially impact Clearant’s ability to market and earn revenue from the Clearant Process®.

     For biotherapeutic products comprising protein concentrates (e.g., plasma derivatives, monoclonal antibodies, recombinant and transgenic proteins), other technologies exist to inactivate or remove viruses, including the application of heat, certain chemicals like solvent-detergent, nanofiltration and partitioning during purification. Other technologies are in various stages of research and development, including novel uses of heat and other physical processes (e.g., microwave, high pressure, supercritical fluids), new chemical agents including photosensitizers (e.g., Inactine™, riboflavin, psoralens), and applications of radiation other than the Clearant Process® (e.g., broad spectrum visible light, ultraviolet light and high energy electrons). If any of these technologies is successfully developed, it could have an adverse effect on Clearant’s business, financial condition and results of operations.

     One or more of these technologies could prove to be superior to the Clearant Process® in one or more of Clearant’s target markets by virtue of being more effective, safer, more cost-effective or easier to implement. Clearant’s prospective clients may choose alternative technologies over Clearant’s for any of these reasons or for other reasons. If this were the case, Clearant may not be able to successfully market the Clearant Process® to manufacturers of biological products, which could have a material adverse effect on Clearant’s revenues and prospects.

Risks Related To Clearant’s Industry

     Clearant’s ability to commercialize its technology in its target markets will depend on the rates charged to its customers by operators of commercial gamma irradiation facilities at which the Clearant Process® will be applied.

     The use of the Clearant Process® on a commercial scale requires the use of commercial gamma irradiation facilities. While there are a number of commercial gamma irradiation service providers in the United States and internationally, the vast majority of U.S. facilities are owned and operated by two commercial gamma irradiation service providers. If customers are not able to negotiate favorable terms with such service providers to treat their products, Clearant’s efforts to commercialize the process with additional customers may be hindered.

     Products which could utilize the Clearant Process® are in general subject to extensive regulation by domestic and foreign government agencies, which could result in significant delays in approval, or rejection, of the Clearant Process® for use in connection with a particular product or significant additional costs to the manufacturers of such products, which would hinder the widespread adoption of the Clearant Process®.

     New, planned and future third-party products which could utilize the Clearant Process® and anticipated future uses that result from the Clearant Process® are subject to extensive and rigorous regulation by local, state, federal and foreign regulatory authorities. These regulations are wide-ranging and govern, among other things, product development, product testing, product manufacturing, product labeling, product storage, product pre-market clearance or approval, product sales and distribution, product advertising and promotion. The irradiation facilities in which the Clearant Process® will be carried out commercially are also subject to state and federal safety, environmental and licensing requirements. Failure by manufacturers and processors to meet any of these regulatory requirements could prevent the manufacturing and/or marketing of a product made with the Clearant Process® and could materially adversely affect Clearant’s future royalty revenues.

     The FDA and other agencies in the United States and in foreign countries impose substantial requirements upon the manufacturing and marketing of third party products (whether currently available or under development) which will or could utilize Clearant’s processes for pathogen inactivation. The process of obtaining FDA and other required regulatory approvals is long, expensive and uncertain. The time required for regulatory approvals is uncertain and the process typically takes a number of years, depending on the type, complexity and novelty of the process or product. Third parties to whom Clearant intends to market its pathogen inactivation processes may encounter significant delays or excessive costs in their efforts to secure necessary approvals or licenses. These delays would result in similar delays in Clearant’s receipt of licensing revenues from these third parties. Similarly, if third parties suffer excessive costs in connection with obtaining required regulatory approvals, the third parties could decide not to introduce products treated with the Clearant Process®, which would adversely affect Clearant’s ability to generate licensing revenues and thus adversely affect its business, financial condition and results of operations.

     Sponsors of innovative biotherapeutic products or medical devices incorporating biological materials must obtain biologics licenses or premarket approvals before legally marketing these products, regardless of whether the Clearant Process® is used in their manufacture. Future royalties from the use of the Clearant Process® for innovative biotherapeutic products will depend on the sponsors’ success and timeliness in obtaining initial FDA and/or other required regulatory approval for these products. Manufacturers of existing, approved products would have to submit supplements to their licenses or premarket approvals in order to incorporate the Clearant Process® into the manufacturing processes for these products. In most cases, the FDA would have to review and approve these supplements prior to marketing an already approved product made with the Clearant Process®. These requirements or FDA and/or other regulatory delays in approving these initial applications or supplements may deter some biological product manufacturers from using Clearant’s processes. Sponsors and manufacturers that submit initial applications or supplements may face disapproval or delays in approval that could provide further delay or deter them from using Clearant’s processes. The regulatory impact on potential customers could slow or limit the potential market for Clearant’s processes. In addition, it is unclear what affect the FDA’s adoption of the GTP regulations will have on potential customers. The GTP requirements may cause tissue processors to delay the implementation of new processes or procedures and the delay may impact the timing of revenue to the Company.

     Some human tissue products for surgical implantation have been exempted by the FDA from the requirements for licensing new products or having manufacturing changes approved prior to implementation. While this may expedite adoption of the Clearant Process® for these products by eliminating the regulatory review period, distributors must nevertheless satisfy themselves of the safety and effectiveness of tissue manufactured using the Clearant Process®, and tissue processors and distributors must still meet the other regulatory requirements discussed below.

     The products enabled by or utilizing the Clearant Process® may not receive FDA or other required regulatory approval in a timely manner, if at all. Even if approvals are obtained, the marketing and manufacturing of such products are subject to continuing FDA and other regulatory requirements, such as requirements to comply with good manufacturing practices. The failure to comply with such requirements could result in enforcement action against third party manufacturers which utilize Clearant’s processes, which could adversely affect Clearant and its business because Clearant’s revenues from licensing the Clearant Process® would be reduced or eliminated. Later discovery of problems with a product, manufacturer or facility may result in additional restrictions on the product or manufacturer, including withdrawal of the product from the market or a prohibition against the use of the Clearant Process®. Problems with a product, manufacturer or facility which utilizes the Clearant Process® may harm other manufacturers’ and the public’s perception of the safety of the Clearant Process® generally, which would result in decreased utilization of the Clearant Process® and a decrease or elimination of Clearant’s licensing revenues, which would adversely affect its business, financial condition and results of operations.

     The government may impose new regulations as a result of such a problem or otherwise which could further delay or preclude regulatory approval of third parties’ potential processes and products that might incorporate the Clearant Process®. Products enabled by or utilizing the Clearant Process® may not meet new regulations and use of the Clearant Process® may be precluded by new regulations. Clearant cannot predict the impact of adverse governmental regulation that might arise from future legislative or administrative action. However, any such regulations which delayed implementation of the Clearant Process® in Clearant’s target markets would delay Clearant’s receipt of licensing revenues, potentially increase its development costs or the costs for third parties to treat their products with the Clearant Process®, and adversely affect Clearant’s business, financial condition and results of operations.

     Clearant also intends to generate revenue from marketing and licensing Clearant’s pathogen inactivation processes outside the United States. Distribution of products made with Clearant’s processes outside the United States will be subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary by jurisdiction. In the developed markets (e.g., the European Union, Japan and Canada), the regulatory framework and requirements are similar to those in the United States. It is uncertain whether the users of Clearant’s processes will obtain regulatory approvals in such countries, and they may incur significant costs in obtaining or maintaining foreign regulatory approvals. Failure of third parties to obtain necessary regulatory approvals or any other failure to comply with regulatory requirements could result in reduced revenue and earnings to Clearant because Clearant would receive less revenue from royalties from the licensing of the Clearant Process®.

     The success of Clearant’s business depends on the results of clinical trials performed by third parties incorporating the Clearant Process® into their products and no such clinical trials have been completed to date.

     Most third parties incorporating Clearant’s processes into their products, other than tissue, will have to provide the FDA and foreign regulatory authorities with data that demonstrate the safety and efficacy of such products before they are approved for commercial use in the case of new products, or demonstrate clinical comparability in the case of existing products. Clinical development, including preclinical testing, is a long, expensive and uncertain process. Because the Clearant Process® itself is not expected to be subject to regulatory approval on its own, most prospective customers will undertake any applicable testing required to gain approval of products incorporating the Clearant Process®. Some products may require several years to complete applicable testing, and failure can occur at any stage of testing. In addition, this testing may need to be repeated for each application of the Clearant Process® to a new third-party product. Third parties incorporating Clearant’s processes cannot rely on interim results of trials to predict their final results, and acceptable results in early trials might not be repeated in later trials.

     Any preclinical or clinical trial may fail to produce results satisfactory to the FDA or other regulatory authorities with jurisdiction. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a trial could cause a trial to be repeated or a program to be terminated. Third parties incorporating Clearant’s processes into their products may rely on third-party clinical investigators to conduct their clinical trials and other third-party organizations to perform data collection and analysis, and as a result, certain additional factors outside Clearant’s control may delay regulatory approvals needed by third parties using Clearant’s processes. These factors include difficulty in enrolling qualified subjects, inadequately trained or insufficient personnel at the study site, and delays in approvals from a study site’s review board. The occurrence of any of these factors could delay the commercialization of Clearant’s processes.

     Clearant cannot provide assurances that planned trials will begin on time or be completed on schedule or at all, that any trials will result in marketable products or that the Clearant Process® will be commercially successful in one or more applications even if they have been approved by the FDA for marketing. Clearant’s process development costs will increase if any third party incorporating Clearant’s processes has delays in testing or approvals. Similarly, Clearant’s process development costs will increase if Clearant experiences any delays in any testing or studies it undertakes as part of its marketing strategy. If any of these delays is significant, Clearant’s business, financial condition and results of operations will be materially adversely affected.

     To date, Clearant has commercialized the Clearant Process® only for the devitalized human tissue market, for which neither Clearant nor the tissue processors was required to obtain any regulatory approval. Accordingly, Clearant does not having any experience to date with respect to the ability of third party manufacturers to obtain regulatory approval for use of the Clearant Process® in their manufacturing processes.

     Because Clearant’s business model is based on the receipt of royalties from users of the Clearant Process®, Clearant’s success is ultimately dependent on the ability of its customers to successfully market their products which have been treated by the Clearant Process®, which is dependent on events and developments in their businesses which are beyond Clearant’s control.

     Clearant’s business model is based on receiving royalties from the licensing of the Clearant Process® to customers in Clearant’s target markets. The success of that model depends on Clearant’s ability to successfully optimize the Clearant Process® for use in its target markets and to successfully license the Clearant Process® to customers in those markets and ultimately on the ability of those customers to sell sufficient dollar volumes of their products that have been treated with the Clearant Process® to provide Clearant with a substantial revenue stream. Accordingly, any events or developments in the business of Clearant’s customers which adversely affect their ability to sell their Clearant Process®-treated products, even if unrelated to the efficacy of the Clearant Process®, will adversely affect Clearant’s ability to generate licensing revenues and thus Clearant’s business, financial condition and results of operations. Clearant will not have control over any such events or developments.

     Clearant’s success will depend in part on the availability of a sufficient volume of biologics, including tissues, for sale by the third party manufacturers, and thus potentially being available for treatment by the Clearant Process®. For example, allograft providers depend heavily upon a limited number of sources of human tissue, and any failure to obtain tissue from these sources in a timely manner would interfere with their ability to process and distribute allografts. If a provider so affected was utilizing the Clearant Process® for sterilization of its products, that would result in a reduction in Clearant’s licensing revenues.

     Clearant’s success will also be subject to the widespread acceptance of the licensees’ end products. Negative publicity, both in the United States and internationally, concerning improperly sterilized biological products leading to transmission of disease or death, whether or not those products were treated by the Clearant Process®, could limit widespread market acceptance of those products, and thus reduce the ability of users of the Clearant Process® to sell such products and thus generate licensing revenue for Clearant. For example, recent instances of bacterial transmission through traditionally-processed tissue allografts, one of which resulted in death, resulted in the withdrawal of tissue allografts from the market by one major processor, and may affect the willingness of patients and surgeons to use allografts. Thus, Clearant’s licensees in the devitalized human tissue market, or any other targeted market which experiences a similar safety crises, may have to overcome a public perception that their products may be unsafe, whether or not they have been treated with the Clearant Process®. If Clearant’s licensees are unable to overcome such a perception, Clearant’s ability to generate licensing revenues and thus Clearant’s business, financial condition and results of operations may be adversely affected.

     In addition, development of alternatives to biological products which may be sterilized more easily and cost-effectively would likely result in decreased consumer demand for biological products in medical procedures. This would result in a decrease in sales by manufacturers which utilize, or could potentially utilize, the Clearant Process® and thus reduce Clearant’s current and potential future revenue streams. For example, if synthetic technologies are successfully developed which stimulate the growth of tissue surrounding an implant, it could result in a decline in demand for tissue allografts, which is one of Clearant’s target markets.

     Potential users of the Clearant Process® may depend on third party payors for reimbursement for the use of their products by the end consumer, which may not be willing to reimburse the users at levels sufficient to permit Clearant to generate significant royalty payments.

     Potential users of the Clearant Process® may depend on third party payors for reimbursement for the use of their products by the end consumer. To the extent that users of the Clearant Process® depend on reimbursement of patients’ medical expenses by government health care programs and private health insurers, the willingness of governments and private insurers to cover the applicable procedure and if so, the level of payment which may apply will affect the revenues they receive for their products and thus the royalty revenues that Clearant ultimately receives. Third-party payors may not reimburse users of the users of the Clearant Process® at levels which will, in turn, be profitable to Clearant.

     Political, economic and regulatory influences subject the healthcare industry in the United States to fundamental change. Any new federal or state legislation could result in significant changes in the availability, delivery, pricing or payment for healthcare services and products. While Clearant cannot predict what form any new legislation will take, it is possible that any significant healthcare legislation, if adopted, could lower the amounts paid to biologic product providers for their products, which would decrease their revenues and thus Clearant’s royalty revenue.

     Because the markets for Clearant’s technology are dominated by a small number of participants, if Clearant fails to properly market, price or license the Clearant Process® to even a small number of the large potential customers in its markets, its business could be substantially harmed.

     Clearant’s target markets are generally characterized by a small number of market participants. For example, the devitalized human tissue market segment is controlled by a small number of entities. In the United States, Musculoskeletal Tissue Foundation, AlloSource, Community Tissue Services, University of Florida Tissue Bank, Lifenet, Northwest Tissue Center, Tissue Bank International, Regeneration Technologies, CryoLife, Inc. and Northern California Tissue Center, have the substantial majority of the devitalized human tissue market.

     If Clearant fails to properly market, price or license its processes to even a small number of the large customers in these markets, Clearant’s business, financial condition and results of operations could be materially adversely affected.

Item 9.01 Financial Statement and Exhibits

     (a) Financial statements of business acquired

     Audited financial statements for Clearant, Inc., a Delaware corporation, will be filed on Form 8-K/A within 75 calendar days of March 31, 2005. Unaudited financial statements for Clearant for the fiscal year ended 2003 are included herewith.

     (b) Pro forma financial information

     Pro forma financial information will be filed on Form 8-K/A within 75 calendar days of March 31, 2005.

     (c) Exhibits

     The following exhibits are included with this Form 8-K:

10.1	Merger Agreement
10.2	Asset Purchase Agreement
10.3	Form of Subscription Agreement
10.4	Form of Registration Rights Agreement
99.1	Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARANT, INC., a Nevada corporation

Dated: April 1, 2005	By:	/s/ Alain Delongchamp
Alain Delongchamp
Chief Executive Officer

CLEARANT, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
(in thousands)

UNAUDITED CONSOLIDATED BALANCE SHEET

December 31,
2003
Assets
Current assets:
Cash and cash equivalents	$1,174
Marketable securities	3,500
Accounts Receivable	109
Prepaids	397

Total current assets	5,180
Property and equipment, net	882
Identifiable intangibles, net	1,205
Restricted cash	337
Other assets	41

Total assets	$7,645

Liabilities, Redeemable Preferred Stock and Shareholders’ Deficit
Current liabilities:
Accounts payable	$646
Accrued liabilities	1,741
Deferred revenue	55

Total current liabilities	2,442
Deferred revenue – noncurrent	70
Other liabilities	116

Total liabilities	2,628
Commitments and Contingencies (Note 12)
Series A Redeemable Preferred stock:
Series A redeemable convertible preferred stock (6,454 shares authorized, issued and outstanding)	16,184
Shareholders’ deficit:
Series B preferred stock (9,500 shares authorized; 6,630 shares issued and outstanding)	16,386
Common Stock (no par value; 50,000 shares authorized; 10,801 shares issued and outstanding)	14,788
Deficit accumulated during development stage	(42,311)
Other comprehensive loss	(30)

Total shareholder’s deficit	(11,167)

Total liabilities, redeemable preferred stock and shareholders’ deficit	$7,645

See accompanying notes to unaudited consolidated financial statements.

CLEARANT, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
(in thousands)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

		Period from
		April 30,
	Year Ended	1999
	December	(inception) to
	31, 2003	December 31, 2003
Revenues:
Contract research and milestones	$250	$250
Grants	158	389

Total revenues	408	639
Cost of revenues	26	61

Net revenues	382	578
Operating expenses:
Sales and marketing	3,444	7,041
Research and development (excludes $48 and $75 of stock-based compensation for the year ended December 31, 2003 and period from inception to December 31, 2003, respectively)	6,142	18,377
General and administrative (excludes $44 of stock-based compensation for the year ended December 31, 2003 and period from inception to December 31, 2003)	3,153	10,978
Stock-based compensation	92	119

Total operating expenses	12,831	36,515

Loss from operations	(12,449)	(35,937)
Write-off of acquired in-process research and development	—	(2,709)
Gain on extinguishment of debt	—	581
Other expenses	—	(1,045)
Interest expense, net	(254)	(318)

Net loss	(12,703)	(39,428)
Add: Preferred stock dividend and financing costs (Note 8)	(1,526)	(2,833)

Net loss attributable to common stock	$(14,229)	$(42,261)

Net loss per share:
Basic and diluted	$(1.32)	$
Number of shares used in per share calculation:	10,801

See accompanying notes to unaudited consolidated financial statements.

CLEARANT, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
(in thousands)

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
AND OTHER COMPREHENSIVE LOSS

					Deficit
					Accumulated
	Series B				During	Other
	Preferred Stock		Common Stock		Development	Comprehensive
	Shares	Amount	Shares	Amount	Stage	Loss	Total
Issuance of common stock at inception	—	$—	6,000	$1	—	—	$1
Issuance of common stock in asset acquisition and connection with June 2001 financing from inception to December 31, 2002	—	—	3,294	2,109	—	—	2,109
Sale of common stock, net from inception to December 31, 2002	—	—	1,248	6,894	—	—	6,894
Issuance of warrants related to sale of common stock, as consulting fee and issuance of bridge loans from inception to December 31, 2002	—	—	—	3,689	—	—	3,689
Conversion of convertible debt and related interest into common stock from inception to December 31, 2002	—	—	257	731	—	—	731
Repricing of warrants from inception to December 31, 2002	—	—	—	23	—	—	23
Stock compensation expense from inception to December 31, 2002	—	—	—	27	—	—	27
Comprehensive loss from inception to December 31, 2002:					—	—
Net loss	—	—	—	—	(26,725)	—	(26,725)
Other comprehensive loss	—	—	—	—	—	(6)	(6)

Total comprehensive loss	—	—	—	—	(26,725)	(6)	(26,731)
Accumulated Series A Preferred Stock dividend and amortization of financing costs (Note 8)	—	—	—	—	(1,357)	—	(1,357)

Balance at December 31, 2002	—	—	10,799	13,474	(28,082)	(6)	(14,614)
Exercise of Common Stock options (Note 8)	—	—	2	1	—	—	1
Issuance of warrants in connection with 2003 bridge loans (Notes 10 and 11)	—	—	—	4	—	—	4
Conversion of 2002 and 2003 bridge loans and related interest into Series B Preferred Stock (Notes 8 and 11)	2,301	6,328	—	—	—	—	6,328
Issuance of Series B Preferred Stock, net of costs (Note 8)	4,329	11,275	—	—	—	—	11,275
Issuance of warrants in connection with Series B Preferred Stock (Note 10)	—	(1,217)	—	1,217	—	—	—
Stock compensation expense	—	—	—	92	—	—	92
Comprehensive loss:
Net loss	—	—	—	—	(12,703)	—	(12,703)
Other comprehensive loss					—	(24)	(24)

Total comprehensive loss	—	—	—	—	(12,703)	(24)	(12,727)
Accumulated Series A Preferred Stock dividend and amortization of financing costs (Note 8)	—	—	—	—	(1,526)	—	(1,526)

Balance at December 31, 2003	6,630	$16,386	10,801	$14,788	$(42,311)	$(30)	$(11,167)

See accompanying notes to unaudited consolidated financial statements.

CLEARANT, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
(in thousands)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

		Period from
	Year Ended	April 30, 1999
	December 31,	(inception) to
	2003	December 31, 2003
Operating activities
Net loss	$(12,703)	$(39,428)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	325	754
Write-off of acquired in-process research and development	—	2,709
Gain on extinguishment of debt	—	(581)
Stock-based compensation	92	119
Warrants issued as consulting fee	—	1,801
Repricing of warrants	—	23
Non-cash interest expense associated with convertible debt and bridge loans	309	635
Changes in operating assets and liabilities:
Receivables and prepaids	(131)	(238)
Payable to related parties, net	(23)	(184)
Accounts payable	77	646
Accrued liabilities	492	1,441
Deferred revenue	125	125
Other assets and long-term liabilities	53	(70)

Net cash used in operating activities	(11,384)	(32,248)
Investing activities
Acquisition of assets	—	500
Cost of identified intangibles	(486)	(1,226)
Capital expenditures	(252)	(1,473)
Marketable securities investment:
Purchase	(6,500)	(6,500)
Proceeds from disposals	3,000	3,000

Net cash used in investing activities	(4,238)	(5,699)
Financing activities
Issuance of Series A Preferred Stock, net of costs	—	11,306
Issuance of Series B Preferred Stock, net of costs	11,319	11,319
Issuance of bridge loans, net	403	7,957
Exercise of Common Stock options	1	1
Issuance of Common Stock and warrants, net of costs	—	8,676
Principal payments on capital lease obligations	(79)	(108)

Net cash provided by financing activities	11,644	39,151

Effect of translation adjustments on cash	(24)	(30)

Change in cash and cash equivalents	(4,002)	1,174
Cash and cash equivalents, beginning of period	5,176	—

Cash and cash equivalents, end of period	$1,174	$1,174

See accompanying notes to unaudited consolidated financial statements.

CLEARANT, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
(in thousands)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

		Period from
	Year Ended	April 30, 1999
	December 31,	(inception) to
	2003	December 31, 2003
Supplemental disclosures of non-cash activities
Conversion of Bridge Loans and related interest into Series A and Series B Preferred Stock (Note 11)	$6,328	$8,363
Warrants issued to purchase 15, 208 and 267 shares of Common Stock in conjunction with the Company’s 2003, 2002 and 2001 bridge loan financings, respectively (Note 10)	4	111
Property and equipment financed through capital lease obligations	5	110
Warrants issued to purchase 2,154 shares of Series B Preferred Stock in conjunction with the Company’s 2003 Series B Preferred financing (Note 11)	1,217	1,217
Accumulated Preferred Stock dividend and amortization of financing costs	1,526	2,883
Conversion of notes and accrued interest into Common Stock (Note 6)	—	731
Transfer of certificate of deposit to the Company from related party	—	185
Warrants issued to purchase 450 shares of Common Stock in conjunction with Common Stock private offering in 2000	—	1,781
Warrants issued to purchase 413 shares of Common Stock in exchange for consulting services received in 1999	—	1,801
Issuance of convertible notes, net of cash received of $500 (Note 6)	—	600
Issuance of 3,000 shares of Common Stock in conjunction with asset acquisition in 1999	—	2,109

See accompanying notes to unaudited consolidated financial statements.

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Clearant, Inc. (Clearant or the Company) was incorporated as a California corporation and commenced operations on April 30, 1999. The Company has developed a proprietary technology, the Clearant Process® that inactivates pathogens that may contaminate biological products such as devitalized human tissues, serum, recombinant protein products, human plasma-derived proteins and blood products. Beyond the immediate health care industry, the Clearant Process® has potential applications to the veterinarian, cosmetics and food industries. The Company’s primary business model is to provide customers the ability to apply the Clearant Process®. Customers pay the Company for assistance in applying the process to their manufacturing processes. During 2003, the Company’s primary sources of revenue were contract research and government grants. The Company’s ability to achieve a profitable level of operations will depend on increasing customer acceptance of the Clearant Process® and increased recognition by end users of the value of the Clearant Process® in assuring sterile products.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has incurred significant operating losses and negative cash flows from operating activities since its inception and additional operating losses are expected at least through 2004. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital and generate sufficient cash flows to meet its obligations as they become due.

Through December 31, 2003, the Company raised net cash proceeds of $39,259 from issuing common and preferred stock and senior secured notes (bridge loans) since its inception and had available cash and marketable securities balances of approximately $4,674.

Management is actively pursuing licensing and milestone revenues and additional financing sources, which include securing additional financing through private placements. Management believes that sufficient cash flows from licensing revenues, milestones and equity funding will be available to meet its planned business objectives for a reasonable period of time; however, there can be no assurance that the Company will be successful in its efforts to license and transfer its technology or raise additional capital on terms acceptable to the Company. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of the recorded assets or the amount of liabilities that might result from the outcome of this uncertainty.

Since its inception, the Company has devoted substantial effort to research and development, raising capital and business development. Accordingly, the Company is considered a development stage enterprise as defined by Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Companies,” and the accompanying financial statements represent those of a development stage enterprise.

As described more fully in Note 14, the Company entered into a letter of intent to consummate a Reverse Merger with a public company planned for the first quarter of 2005, whereby the Company intends to raise approximately $11,000 in a private placement of common stock (collectively, the Transaction). As a result of the Transaction, the Company’s then-existing common shareholders will own approximately 70% of the then-outstanding capital stock of the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Clearant, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. The financial statements of foreign subsidiaries are translated at year-end exchange rates for assets and liabilities and average exchange rates during the year for income and expense accounts. The resulting translation adjustments are recorded within accumulated other comprehensive loss.

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition and Deferred Revenue

The Company recognizes revenue in accordance with the provisions of Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition.” The Company’s revenue sources are licensing fees, performance milestones and contract research activities, with additional revenues generated from government grants.

The Company’s primary business model is to license the Clearant Process® to third parties who intend to incorporate the Company’s technology into their product and manufacturing processes. As part of the Company’s licensing process, its customers may require contract research and/or commercial scale-up activities to support and validate the commercial applicability, and eventual licensing, of the Clearant Process® technology. Upon earning licensing revenue, the Company intends to recognize the related revenue when a licensed customer sells products incorporating the Clearant Process®. Revenue related to a performance milestone is recognized upon customer acceptance of the achievement of that milestone, as defined in the respective agreements and ability to pay. Revenue related to contract research activities is recognized on a percentage-of-completion basis, provided the customer has the ability to pay. In the event cash is received in advance of services performed, the Company will defer the related revenue recognition until the underlying performance milestone is achieved and or the contract research activities commence. In the event advance cash payments are not attributable to any performance milestone and or contract research activity, the Company will recognize the underlying amounts into revenue on a straight-line basis over the term of the underlying agreement or up to a maximum of fifteen years.

Grants

The Company receives certain grants from the United States government that support the Company’s research efforts in defined research projects, usually specific product applications of the Clearant Process®. These grants generally provide for reimbursement of approved costs incurred as defined in the various grants. Revenue associated with these grants is generally recognized ratably over each grant period and as costs under each grant are incurred.

Cost of Revenues

Cost of revenues consists of minimum royalties paid on certain contracting activities and are recognized when the related revenue is recognized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Credit Risk

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short-term investments, and accounts receivable. Cash is deposited with what the Company believes are highly credited, quality financial institutions and may exceed FDIC insured limits.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method based upon estimated useful lives of the assets, which are generally three to seven years. Leasehold improvements are amortized over the estimated useful lives of the assets or related lease terms, whichever is shorter. Repair and maintenance expenditures are charged to appropriate expense accounts in the period incurred.

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Identifiable Intangibles

Certain costs associated with obtaining and licensing patents and trademarks are capitalized as incurred and are amortized on a straight-line basis over the shorter of their estimated useful lives or their legal lives of 17 to 20 years. Amortization of such costs begins once the patent or trademark has been issued. The Company evaluates the recoverability of its patent costs and trademarks quarterly based on estimated undiscounted future cash flows.

Research and Development Costs

Research and development costs are expensed as incurred.

Other Comprehensive Loss

Other comprehensive loss consists of foreign currency translation adjustments recorded upon consolidation of our foreign subsidiaries.

Marketable Securities

Marketable securities consist of auction-rate securities purchased in 2003, which mature in January 2039. The auction-rate securities are liquid investments that provide the Company with the ability to draw down on the invested funds and reinvest in the security every 28 days, with no penalties. The investment has been classified as short-term as the Company intends to liquidate the entire investment over the next twelve months ended December 31, 2004. Consistent with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company includes all dividends and interest earned on the auction-rate securities in its consolidated statement of operations. For the twelve months ended December 31, 2003, the Company recorded approximately $21 of related dividend and interest income. The Company’s marketable securities at December 31, 2003 consisted of the following investments with the following maturities:

	Fair	Less			More
	Market	than 1			than 10
December 31, 2003	Value	Year	1-5 Years	5-10 Years	years
Auction-rate taxable securities	$3,500	$—	$—	$—	$3,500

The cost of the Company’s marketable securities approximated fair market value.

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are accounted for under SFAS No. 109, “Accounting for Income Taxes” (FAS 109), using the liability method. Under FAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (FAS 148). FAS 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation” (FAS 123), to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, FAS 148 amended the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of FAS 148 have been adopted by the Company. FAS 148 did not require the Company to change to the fair-value-based method of accounting for stock-based compensation.

The Company accounts for its stock-based compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and complies with the disclosure provisions of FAS 123 and FAS 148. Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the deemed fair value for accounting purposes of the Company’s stock and the exercise price on the date of grant.

FAS No. 123 requires disclosure of pro forma net loss based upon the fair value of the options issued to employees, had the Company elected to account for such options under the provisions of FAS No. 123. The Company calculates the fair value of each option granted on the date of the grant using the Black-Scholes option pricing model for employees as prescribed by FAS No. 123 and the following assumptions:

Risk-free interest rate	3.0%-5.5%
Expected life in years	5
Dividend yield	0%
Expected volatility	75%

The weighted average deemed fair value of options granted to employees for the year ended December 31, 2003 was $2.60.

Had the Company determined compensation expense for its stock options based on the fair value at the grant date under FAS No. 123, the Company’s pro forma net loss for the year ended December 31, 2003 and period inception to December 31, 2003 would have been as follows:

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

		Period from
	Year Ended	April 30, 1999
	December 31,	(inception) to
	2003	December 31,2003
Net loss attributable to common stock, as reported	$(14,229)	$(42,261)
Add: stock-based compensation expense included in reported net loss	92	119
Deduct: stock-based compensation expense determined under the fair value method for all awards	(3,110)	(11,124)

Net loss attributable to common stock – pro forma	$(17,247)	$(53,266)

Net loss per share:
As reported, basic and diluted	$(1.32)

Pro forma, basic and diluted	$(1.59)

Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

The Company accounts for stock issued to nonemployees in accordance with the provisions of FAS 123 and Emerging Issues Task Force Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings Per Share” (FAS 128). Under the provisions of FAS 128, basic loss per share is computed by dividing net loss, after deducting dividend requirements from the Series A Preferred Stock (Note 8), by the weighted average number of common stock shares outstanding during the periods presented. Diluted earnings would customarily include, if dilutive, potential common stock shares issuable upon the exercise of stock options, warrants and convertible preferred stock and accrued preferred stock dividends. The dilutive effect of outstanding stock options and warrants is reflected in earnings per share in accordance with FAS No. 128 by application of the treasury stock method. All convertible preferred stock and accrued dividends would be reflected on an as-if-converted basis. For the periods presented, the computation of diluted loss per share equaled basic loss per share as the inclusion of any dilutuve instruments would have had an antidulitive effect on the earnings per share calculation in the periods presented. Antidilutive weighted average shares outstanding and excluded from the earnings per share calculation for the year ended December 31, 2003 were 11,744 shares from the assumed conversion of convertible preferred stock and cumulative preferred dividends, at an as-if-converted ratio of 1:1 of preferred to common stock, and 443 common shares issuable upon the exercise of stock options.

The following table sets forth the computation of basic and diluted net loss per share:

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Year Ended
December 31,
2003
Basic and diluted net loss per share:
Numerator:
Net loss attributable to common stock	$(14,229)

Denominator:
Weighted average common stock shares outstanding	10,801

Net loss per share, basic and diluted	$(1.32)

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, cash equivalents, marketable securities, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. Bridge Loans are estimated to approximate fair value based upon current market borrowing rates for loans with similar terms and maturities.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123®, “Share-Based Payment” (FAS 123®). The statement requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. The statement eliminates the alternative method of accounting for employee share-based payments previously available under Accounting Principles Board Opinion No. 25 and FAS 123. The statement is effective for the Company beginning in the quarter ended March 31, 2006. The Company has not completed the process of evaluating the impact that will result from adopting FAS 123®, but believes the impact will be material.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (FAS 150). FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument with certain defined characteristics as a liability (or an asset in some circumstances). The requirements of this statement apply to an issuer’s classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003; otherwise effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The Company anticipates there will be no impact from adoption of FAS 150 in 2004.

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

2003
Equipment	$1,085
Computer equipment and software	434
Furniture and fixtures	70
Leasehold improvements	11

1,600
Less accumulated depreciation	(718)

$882

Included in property and equipment is equipment leased under capital leases of $141 at December 31, 2003. Accumulated depreciation relating to these capital leases for the year ended December 31, 2003 was $27. Depreciation expense was $310 for the year ended December 31, 2003 and $718 for the period from April 30, 1999 (inception) to December 31, 2003.

NOTE 4 – IDENTIFIABLE INTANGIBLES

Identifiable intangibles consists of the following at December 31:

2003
Trademarks	$34
Patents	1,194

1,228
Less accumulated amortization	(23)

$1,205

Over the period December 31, 2004 to December 31, 2008, the Company projects cumulative amortization expense related to its patents and trademarks issued at December 31, 2003 to be $65. Because the Company evaluates the recoverability of its intangibles on a quarterly basis, and anticipates that new patents will be granted and issued in 2004 throughout 2008, actual amortization expense recorded over December 31, 2004 to December 31, 2008 could fluctuate significantly from the projected amount over the same period.

NOTE 5 – RESTRICTED CASH

The Company is required to maintain restricted cash deposits in certificate of deposit accounts in connection with various lease arrangements.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

Prior to 2003, the Company converted convertible notes of $550 and accrued interest of $126 into 169 shares of Common Stock at a conversion price (the Conversion Price) of $4.00 per share. In connection with this conversion,

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

the Company recorded a gain of $581, representing the difference between the deemed fair value of the Company’s Common Stock and the Conversion Price at the date of the conversion.

Interest expense related to the convertible notes was $0 for the year ended December 31, 2003 and was $212 for the period from inception through December 31, 2003.

NOTE 7 – INCOME TAXES

The significant components of the deferred tax assets and liabilities, along with the related valuation allowance at December 31, 2003 are as follows:

2003
Deferred tax assets (liabilities):
Net operating loss carryforwards	$13,492
Purchase in-process research and development	757
Research and development credits	1,194
Depreciation, accrued expenses and other	226

Net deferred tax assets	15,669
Less valuation allowance	(15,669)

$—

The U.S. and foreign pretax losses for the year ended December 31, 2003 and for the period April 30, 1999 (inception) to December 31, 2003 was approximately $11,996 and $707, respectively, and $38,505 and $923, respectively.

The Company has provided a valuation allowance in full on its net deferred tax assets in accordance with FAS 109 and in light of the uncertainty regarding ultimate realization of the net deferred tax assets. The difference between the effective tax rate and that computed under the federal statutory rate is as follows:

2003
Federal statutory rate	(34%)
State taxes	( 5%)
Tax credits	( 3%)
Valuation allowance	42%

0%

At December 31, 2003, the Company had net operating losses (NOL) for federal and state income tax purposes of approximately $34,552, which begin expiring in 2019 and 2004, respectively. Section 382 of the Internal Revenue Code (Section 382) imposes, amongst other things, annual limitations restricting the timing and amounts of the future use of available NOL carryforwards at the time a change in ownership occurs. The utilization of these NOL carryforwards could be restricted in future periods as a result of any future change in ownership, as defined in Section 382. Such future change in ownership, if any, may result in significant amounts of these NOL carryforwards expiring unused. In conjunction with the anticipated March 2005 transaction (Note 15), the Company will evaluate whether there are limitations on the use of its NOL carryforwards beyond December 31, 2004 under Section 382, including, as needed, the impact of cumulative changes in the ownership of the Company’s common stock.

The Company also has federal research and development tax credit carryforwards of approximately $1,194, which begin to expire in 2022.

NOTE 8 – CAPITALIZATION

Common Stock

The Common Stock holders have all the rights of a common shareholder including the right to vote the shares held and receive any dividends declared thereon.

Preferred Stock

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

Since its inception to December 31, 2003, the Company sold an aggregate 6,454 shares of Series A Preferred for an aggregate purchase price of $14,520. Proceeds from the sales, net of costs of $1,179 were $13,341. The Series A Preferred costs are being amortized over the Series A Preferred redemption period (as defined). For the year ended December 31, 2003 and the period inception to December 31, 2003, the Company recognized $249 and $471, respectively of amortization expense associated with the Series A Preferred issuance costs.

The following table summarizes the Series A Preferred activity for the period ended December 31, 2003:

	Series A Preferred
	Shares	Amount
Balance Inception to December 31, 2002	6,454	$14,723
Accrued dividends, amortization of financing costs and other	—	1,461

Balance at December 31, 2003	6,454	$16,184

Series A Preferred stock consists of the following at December 31, 2003:

			Liquidation
	Shares		Redemption
	Authorized	Outstanding	Value
Series A	6,454	6,454	$16,933

From April through June 2003, the Company issued 6,630 shares of Series B Preferred and warrants for an aggregate purchase price of $18,233 which included the conversion of Series B bridge loans and related interest of $6,328 (Note 11). Proceeds from the sale, net of costs of $1,847, were $16,386.

The following table summarizes the Series B Preferred activity for the period ended December 31, 2003:

	Series B Preferred
	Shares	Amount
Balance at December 31, 2002	—	$—
Conversion of Series B bridge loans and related interest	2,301	6,328
Issuance of Series B Preferred, net of costs	4,329	10,058

Balance at December 31, 2003	6,630	$16,386

Series B Preferred stock consists of the following at December 31, 2003:

			Liquidation
	Shares		Redemption
	Authorized	Outstanding	Value
Series B	9,500	6,630	$18,233

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 8 – CAPITALIZATION (Continued)

Preferred Stock Preferences and Rights

Commencing in June 2002, the holders of Series A Preferred, in preference to the holders of Common Stock, shall be entitled to receive cumulative semiannual dividends. The dividends compound semiannually and are payable on June 30 and December 31 in each year, if declared by the Board of Directors, but only out of funds that are legally available therefore. If dividends are paid on any shares of Common Stock, the Company must pay such dividends to the holders of Series A Preferred on an as-if converted basis. As of December 31, 2003, accumulated, but undeclared Series A Preferred dividends totaled $2,417.

Commencing in July 2003, the holders of Series B Preferred, in preference to the holders of Common Stock, shall be entitled to receive noncumulative semiannual dividends. The dividends compound semiannually and are payable on June 30 and December 31 in each year, if declared by the Board of Directors, but only out of funds that are legally available therefore. If dividends are paid on any shares of Common Stock, the Company must pay such dividends to the holders of Series B Preferred on an as-if converted basis. No Series B Preferred dividends have been declared.

Each share of Series A Preferred may, at the option of the holder, be converted at any time prior to the fifth day prior to the redemption date (as defined) into shares of Common Stock at the then-effective conversion price. Each share of Series B Preferred Stock may, at the option of the holder, be converted at any time into shares of Common Stock at the then-effective conversion rate for the Series B Preferred Stock. The initial conversion rate for the Series A Preferred Stock and the Series B Preferred Stock is one-for-one. Any accrued and unpaid dividends are payable in cash, or, at the election of the Company, in Common Stock, at the time of conversion.

Each share of Series A and Series B Preferred will be automatically converted into shares of Common Stock based upon the then-effective conversion price (i) at any time upon the affirmative election of the majority holders (as defined), or (ii) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for account of the Company in which the per share price is at least $5.50 and the net proceeds to the Company are at least $20,000.

Upon any liquidation, dissolution or winding up of the Company (including an acquisition or an asset transfer, as defined), each holder of shares of Series A and Series B Preferred will be entitled to receive, prior and in preference to any distribution to the holders of shares of Common Stock, an amount per share equal to the original issue price (as defined) for each share of Series A Preferred (as defined) and Series B Preferred (as defined), plus all accrued and unpaid dividends. Thereafter, any remaining assets will be distributed ratably to the holders of Common Stock.

Except as otherwise provided or as required by law, the holders of shares of Series A Preferred and Series B Preferred have voting rights and powers equal to those of holders of Common Stock and are entitled to vote, together with the holders of Common Stock and not as a separate class, on all matters upon which the holders of Common Stock are entitled to vote. Each holder of shares of Series A Preferred and Series B Preferred is entitled to such number of votes as shall be equal to the numbers of shares of Common Stock into which such shares could then be converted.

For so long as at least 25% of the total shares of Series A Preferred issued remain outstanding, the company may not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the shares of Series A Preferred: (i) amend, alter or repeal any provision of the Company’s Articles of Incorporation to alter or change the rights, preferences, privileges or restrictions of the Series A Preferred so as to affect adversely the shares as such series; (ii) authorize or designate, whether by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges prior to the shares of Series A Preferred to increase the rights, preferences or privileges or the number of authorized shares of any class or series having rights, preferences or privileges prior to the shares of Series A Preferred; and (iii) increase or decrease the aggregate number of authorized shares of Series A Preferred.

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 8 – CAPITALIZATION (Continued)

For so long as at least 25% of the total shares of Series B Preferred issued remain outstanding, the company may not, without first obtaining the affirmative vote or written consent of the holders of at least 60% of the shares of Series B Preferred: (i) amend, alter or repeal any provision of the Company’s Articles of Incorporation to alter or change the rights, preferences, privileges or restrictions of the Series B Preferred so as to affect adversely the shares as such series; (ii) authorize or designate, whether by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges prior to the shares of Series B Preferred to increase the rights, preferences or privileges or the number of authorized shares of any class or series having rights, preferences or privileges prior to the shares of Series B Preferred; and (iii) increase or decrease the aggregate number of authorized shares of Series B Preferred.

The majority of Series A holders, as defined, voting together as a separate class, have the right to require the Company, to the extent it may lawfully do so, to redeem the Series A Preferred in three (3) equal annual installments (redemption) beginning on December 31, 2006 (the Redemption Date). If, subsequent to a redemption, the Company is in material default of any of its material financing or loan agreements, any installment payments not yet made to the Majority Holders of outstanding Series A Preferred will become immediately due (or if the Company is in such default at the time the holders request redemption, all shares of Series A Preferred will be redeemed immediately in one installment on the fifth anniversary of the original issue date). The redemption price for a share of Series A Preferred will be a sum equal to the greater of (i) the fair market value of a share of Series A Preferred (to be determined by a mutually acceptable third-party) on an as-if-converted basis and (ii) the Series A Preference.

NOTE 9 – STOCK OPTIONS

Prior to 2003, the Company adopted its 2000 Stock Option Plan (the 2000 Plan), which, as amended, provides for the granting of options or other rights to acquire up to 5,075 shares of common stock (as adjusted for certain future equity events). Under the terms of the 2000 Plan, options may be granted to employees, directors, consultants and advisors of the Company. At December 31, 2003, there were options to purchase 4,371 shares of Common Stock issued and outstanding to employees and non-employees under the 2000 Plan, as well as non-Plan options to purchase 800 shares of Common Stock issued and outstanding to one of the Company’s executive officers (the “Non-Plan Options”).

The Company’s Board of Directors administers the Plan. Options granted under the 2000 Plan may be Incentive Stock Options (ISO), Nonstatutory Stock Options (NSO) or Stock Purchase Rights. An ISO can be granted only to employees. An ISO will have the terms stated in the option agreement, provided, however, that the term shall be no more than ten years from the date of grant and the exercise price shall be no less than 100% of the estimated fair market value per share on the date of grant. NSOs shall have a term of no more than 10 years from the date of grant and an exercise price of no less than 85% of the estimated fair market value per share on the date of grant. Options granted to an individual who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company, shall have an exercise price equal to no less than 110% of fair market value and a term of no more than five years from the date of grant. The vesting period for ISOs and NSOs is generally four years from the date of grant.

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 9 – STOCK OPTIONS (Continued)

The following table sets forth the activity of the 2000 Plan and Non-Plan Options issued for the year ended December 31, 2003:

	Employees		Non-Employees		Total
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at Inception to December 31, 2002	4,495	$0.60-$7.94	100	$2.30-$7.22	4,595	$0.60-$7.94
Granted	800	$2.75	10	$2.80	810	$2.75-$2.80
Exercised	(2)	$0.60	—	—	(2)	$0.60
Canceled	(232)	$0.60-$7.22	—	—	(232)	$0.60-$7.22

Outstanding at December 31, 2003	5,061	$0.60-$7.94	110	$2.30-$7.22	5,171	$0.60-$7.94

Options available under the 2000 Plan for future grants, which exclude the Non-Plan Options, totaled 704 at December 31, 2003.

The weighted average exercise prices for options granted and exercisable and the weighted average remaining contractual life for options outstanding as of December 31, 2003 was as follows:

	Options Outstanding			Options Exercisable
			Weighted
		Weighted	Average		Weighted
	Number	Average	Remaining	Number	Average
	of	Exercise	Contractual	of	Exercise
Range of Exercise Price:	Shares	Price	Life (Years)	Shares	Price
Employees:
$0.60 to $0.66	972	$0.62	8.56	684	$0.62
$2.25 to $2.30	552	$2.28	8.34	251	$2.27
$2.75 to $3.17	1,040	$2.83	9.39	110	$3.14
$6.50 to $7.94	2,497	$7.18	6.92	1,807	$7.16

Total Employees ($0.60 to $7.94)	5,061	$4.49	7.90	2,852	$5.00
Non-employees	110	$5.75	6.94	56	$6.12

The exercise price of options granted to employees is at least the deemed fair value of the Company’s Common Stock. Therefore, no amount is recorded as deferred compensation.

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 9 – STOCK OPTIONS (Continued)

During the year ended December 31, 2003, the Company granted 10 options to non-employees. The fair value of these options is being re-measured over the vesting periods for the year ended December 31, 2003. The fair value was determined and measured using the Black-Scholes option pricing model assuming a volatility of 75%, an option life of between 2 to 5 years (adjusted as applicable), a dividend yield of 0% and varying risk free interest rates which approximated 3%. The amortization of deferred stock compensation, which is recorded as stock-based compensation in the accompanying statements of operations, is being charged to operations over the vesting period of the related option grant, generally four years. Amortization of approximately $92 and $119 was recognized for the year ended December 31, 2003 and period inception to December 31, 2003, respectively.

NOTE 10 – WARRANTS

In January 2003 and in connection with its Series B Bridge Loan financing (Note 11) the Company issued five-year warrants entitling the holders to purchase 15 shares of the Company’s Common Stock at $2.75 per share (the Series B Bridge Loan Warrants). The fair value of the Series B Bridge Loan Warrants issued in January 2003 was approximately $53 (calculated using an option-pricing model as prescribed by SFAS No. 123).

For the year ended December 31, 2003 and period inception to December 31, 2003, the Company recognized $2 and $57 of related interest expense associated with the Series B Bridge Loan Warrants. As of December 31, 2003, none of the Series B Bridge Warrants were exercised.

In June 2003 and in conjunction with the Series B Preferred financing (Note 8), the Company issued warrants entitling the Series B Preferred holders to purchase an aggregate 2,154 shares of the Company’s Series B Preferred Stock at $3.25 per share (the “Series B Warrants”). The Series B Warrants expired unexercised in December 2003.

Including those described above, all warrants have an exercise price of between $2.25 and $7.50 per share and terms of three to five years.

The weighted average exercise prices and the weighted average remaining contractual life for warrants issued as of December 31, 2003 were as follows:

Warrants Outstanding
		Weighted
		Average
Number		Remaining
of	Exercise	Contractual
Shares	Price	Life (Years)
670	$7.50	1.37
223	$2.75	3.98
479	$2.25	2.08

All of the warrants granted to non-employees are valued based on the Company’s deemed fair value at the date the warrants are issued, using the Black-Scholes option pricing model prescribed by FAS No. 123 and the following assumptions:

Risk-free interest rate	3.0%-5.5%
Expected life in years	3 to 5
Dividend yield	0%
Expected volatility	75%

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 10 – WARRANTS (continued)

The weighted average deemed fair value of warrants granted to non-employees for the year ended December 31, 2003 was $1.93 per share.

NOTE 11 – BRIDGE LOANS

Prior to 2003, the Company issued senior secured convertible promissory notes in the aggregate principal amount of $5,710, in favor of certain of investors in connection with certain bridge loans (collectively, the Series B Bridge Loans). The Company incurred issuance and warrant costs of $156 and $53, respectively, from inception to December 31, 2003 in connection with the issuance of the Series B Bridge Loans. The issuance costs were capitalized and amortized to interest expense over the term of the Series B Bridge Loans.

In January 2003, the Company issued additional Series B Bridge Loans in the aggregate principal amount of $415, net of issuance and warrant costs of $12 and $4, respectively.

In April 2003 (the Closing Date) and in conjunction with the closing of the Series B Preferred financing (Note 10), the principal amount of the Series B Bridge Loans and accrued interest of $6,328 was converted into 2,301 shares of Series B Preferred stock. At the Closing Date, the unamortized portion of the Series B Bridge Loans issuance costs of $105 was reclassified and presented in the December 31, 2003 balance sheet as a reduction of the Series B Preferred Stock.

For the year ended December 31, 2003 and the period from inception through December 31, 2003, the Company recorded $309 and $335 of interest expense associated with the Series B Bridge Loans.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain facilities and equipment under noncancelable operating leases with various expirations through 2006. The future minimum lease payments under these leases as of December 31, 2003, are as follows:

2004	$854
2005	718
2006	128

Net minimum lease payments	$1,700

Rental expense on noncancelable operating leases for the year ended December 31, 2003 was $773.

The Company has obligations under capital leases for the year ended December 31, 2003 of $26. At December 31, 2003, $23 of the capital lease obligation is presented in the financial statements within short-term liabilities and $3 is presented within other long-term liabilities. As of December 31, 2003, $3 of the obligations under capital leases extends beyond 2004.

Litigation

Prior to 2003 and to avoid the expense and disruption of protracted litigation, the Company and the American Red Cross (ARC) reached an agreement to settle a lawsuit related to the ownership of certain patent applications and the related technology (the Technology). Under the terms of the settlement agreement, the Company retained all rights to the Technology. In addition to certain settlement payments made to the ARC, the settlement terms state that if the FDA licenses a product that incorporates a patent claim that issues from the Technology, the Company will pay ARC $250 in each of the two years following the FDA licensing and 6% of annual licensing revenue received from the licensing of the Patent Claim, up to a maximum of $1.5 million per year. For the period from inception to December 31, 2003, the costs, as well as the legal fees incurred with respect to this litigation totaled $1,045 and are included in other expenses.

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 12 – COMMITMENTS AND CONTINGENCIES (continued)

From time-to-time, the Company is involved in litigation relating to claims arising in the normal course of business. The Company does not believe that any currently pending or threatening litigation will have a material adverse effect on the Company’s results of operations or financial condition.

NOTE 13 – 401k PLAN

The Company has a defined contribution profit sharing plan covering all full-time employees. Employees may make pre-tax contributions up to the maximum allowable by the Internal Revenue Code. Participants are immediately vested in their employee contributions. No employer contributions were made for the year ended December 31, 2003 and period inception to December 31, 2003.

NOTE 14 – SUBSEQUENT EVENTS

2004 Bridge Financing

In April 2004, the Company issued convertible promissory notes in the aggregate principal amount of $2,580, in favor of certain investors in connection with certain bridge financing (collectively, the April Bridge Loans). The April Bridge Loans bear simple interest at a rate of 6% per annum, and mature on the earlier of the next equity round of financing or April 2005. In conjunction with its April Bridge Loans (Note ), the Company issued five-year warrants entitling holders to purchase 198 shares of the Company’s common stock at $3.25 per share (the April Warrants). Both the number of shares purchasable under the April Warrants and the exercise price are subject to adjustment based upon the price per share of the Company’s next equity round of financing.

From July through September 2004, the Company issued convertible promissory notes of the Company in the aggregate principal amount of $3,439 (collectively, the September Bridge Loans). The September Bridge Loans bear simple interest at a rate of 10% per annum and mature on the earlier of the next equity round of financing or September 2005. In conjunction with the Company’s September Bridge Loans, the Company issued five-year warrants entitling holders to purchase 2,501 shares of the Company’s common stock at $2.75 per share (collectively, the September Warrants). At the time of issuance, both the number of shares purchasable under the September Warrants and the exercise price were subject to adjustment based on the price per share of the Company’s next equity round of financing.

In October 2004, the Company issued convertible promissory notes in the amount of $407 (collectively, the October Bridge Loan) to a April Bridge Loans holder, which was comprised of new bridge funding of $150 and conversion of $250 of principal and $7 of outstanding interest of the holder’s April Bridge Loans balance. The October Bridge Loan was issued under the same terms as the September Bridge Loans. In connection with the issuance of the October Bridge Loan, the Company issued five-year warrants entitling the holder to purchase 295 shares of the Company’s Common Stock at $2.75 per share (the October 2004 Warrants), which included the exchange and cancellation of the holders original April 2004 Warrants to purchase 19 shares of the Company’s Common Stock at $3.25 per share.

The April Bridge Loans, September Bridge Loans and the October Bridge Loans provide that upon the first closing of the next equity round, the holders shall convert all principal and accrued interest into a number of next equity round securities having an aggregate agreed value equal to the sum of the outstanding principal balance plus accrued interest as of the date of conversion. In addition, the agreements provide that prior to closing of the next equity round, the holders shall have the option to convert all outstanding principal and accrued interest into a number of shares of common stock equal to the sum of the outstanding principal balance plus accrued interest as of the date of conversion, divided by the share price of the next equity round security. As of March 30, 2005, none of the convertible notes were converted. The agreed value is contingent upon the price per share at which the Company issues securities in its next equity round of financing.

From December 2004 through January 2005 the Company issued convertible promissory notes in the aggregate principal amount of $761, to certain investors (the January Bridge Loans). The January Bridge Loans bear simple interest at a rate of 10% per annum and mature on the earlier of the next equity round of financing or one year from the

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 14 – SUBSEQUENT EVENTS (Continued)

original issuance date. The January Bridge Loans were issued under the same terms as the September Bridge Loans. In connection with the issuance of the January Bridge Loans, the Company issued five-year warrants entitling such holders to purchase 277 shares of the Company’s Common Stock at $2.75 per share (the January Warrants). At the time of issuance, both the number of shares purchasable under the January 2005 Warrants and the exercise price of the January 2005 Warrants were subject to adjustment based upon the price per share of the Company’s next equity round of financing.

From January through March 2005 the Company issued convertible promissory notes in the amount of $2,300, to a certain investor (Publico)(the Publico Bridge Loans). The Publico Bridge Loans bear simple interest at a rate of 6% per annum and matures on the earlier of the next equity round of financing (as defined) or six months from the original issuance date. See also below for additional information regarding the Publico Bridge Loans.

Series C Preferred Stock Issuance

In September 2004, the Company issued 37 shares of Series C Preferred and warrants for an aggregate purchase price of $102 to one investor (the Series C Preferred Holder). Proceeds from the sale, net of costs of $91, were $11. Series C Preferred stock consists of the following at September 30, 2004:

			Liquidation
	Shares		Redemption
	Authorized	Outstanding	Value
Series C	132	37	$102

In conjunction with the Series C Preferred financing, the Company issued five-year warrants entitling the Series C Preferred Holder to purchase an aggregate 74 shares of the Company’s common stock at $2.75 per share (the Series C Warrants).

The Series C Preferred Holder has senior liquidation preferences to the holders of Common Stock, but junior in right and time of payment to dividends and liquidation to the Series A Preferred, the Series B Preferred and any other securities which rank senior to the Series C Preferred with respect to dividends and liquidation preference (collectively, the Senior Securities), and shall be entitled to receive noncumulative annual dividends. The dividends compound annually and are payable on September 30 in each year, if declared by the Board of Directors, but only out of funds that are legally available therefore. If dividends are paid on any shares of Common Stock, the Company must pay such dividends to the holders of Series C Preferred on an as-if converted basis. As of December 31, 2004, no Series C Preferred dividends have been declared.

Each share of Series C Preferred Stock may, at the option of the holder, be converted at any time into shares of Common Stock at the then-effective conversion rate for the stock. The initial conversion rate for the Series C Preferred stock is one-for-one. Any accrued and unpaid dividends are payable in cash, or, at the election of the Company, in Common Stock, at the time of conversion.

Each share of Series C Preferred will be automatically converted into either (i) the next round of equity security issued in the next round of equity financing consummated by the Company or (ii) shares of Common Stock based upon the then-effective conversion price at any time upon the affirmative election or written consent of the majority holders of the outstanding shares of Series C Preferred. Any accrued and unpaid dividends will be payable in cash, or, at the election of the Company, in Common Stock, at the time of such conversion.

The Company holds the proxy to vote on all matters related to the Series C Preferred Stock.

Private Placement and Reverse Merger

In January 2005, the Company entered into a Letter of Intent (the LOI) to enter into a transaction with a publicly traded company (Publico), whereby the surviving entity shall remain Clearant, Inc. (the Reverse Merger). Publico will not have any assets or operations as of the date of the reverse merger. Concurrent with the Reverse Merger, the Company

CLEARANT, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except for per share data)
(UNAUDITED)

NOTE 14 – SUBSEQUENT EVENTS (Continued)

plans on issuing a private placement offering of up to $11,000 in shares of its Common Stock at $1.40 per share (the Offering). The Company anticipates the Reverse Merger and the Offering to close simultaneously in the first quarter of 2005 (collectively, the Transaction).

Immediately prior to the Transaction and in conjunction with the LOI, the holders’ of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the holders’ of the Company’s bridge loans issued in 2004 and outstanding as of the date of the Transaction will convert into common stock. Subsequent to the Reverse Merger, the Company’s shareholders shall not own more than 25 million shares of Publico’s common stock. Immediately prior to the Reverse Merger, Publico shall have approximately 2,857 shares of its common stock issued and outstanding. In addition the Company anticipates that investors in the Offering will be issued approximately 7,857 shares in connection with their investment.

Immediately prior to the Transaction, all of the Company’s outstanding warrants will be cancelled. In conjunction with the transactions as contemplated inthe Reverse Merger, the Company will issue two-year warrants to purchase approximately 3,317 shares of the Company’s common stock with an exercise price of $4.00 per share to the previous holders of certain bridge loans, including holders of the Publico Bridge Loans. Upon completion of the Transaction, the Company’s then-existing common shareholders will own approximately 70% of the then-outstanding capital stock of the Company.

In conjunction with the Transaction, it is anticipated that the Company will use approximately $3,000 of the proceeds raised in the Offering to pay down the principal and accrued interest outstanding on certain January Bridge Loans and the Publico Bridge Loans.